UNITED STATES
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Washington, D.C. 20549
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horacemann.com

Horace Mann Educators Corporation

2023 Meeting Notice & Proxy Statement

Annual Meeting of Shareholders

Horace Mann

Springfield, Illinois
April 5, 2023

Dear Shareholder,
You are cordially invited to virtually attend the Annual Meeting of Horace Mann Educators Corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 24, 2023. We are pleased to announce that this year’s Annual Meeting will be via live webcast on the Internet. Shareholders of record can attend the Annual Meeting, vote and submit questions during the live webcast by visiting www.virtualshareholdermeeting.com/HMN2023 and entering the 16-digit control number, which is included in our Notice of Internet Availability of Proxy Materials or on the proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of, and how to participate in, the Annual Meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote online, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or by voting again electronically during the virtual meeting.
We look forward to having you join us for the virtual meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.
Sincerely,

H. Wade Reece
Chairman of the Board

Marita Zuraitis
President & Chief Executive Officer

Annual Meeting of Shareholders | Meeting Notice

Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001
The approximate availability date of the Proxy Statement and the proxy card is April 5, 2023. Your vote is important. Even if you do not plan to participate in the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting, provided that you comply with the procedures set forth in the Proxy Statement that accompanies this Notice of Annual Meeting of Shareholders. If you participate in the Annual Meeting, you may vote electronically during the virtual meeting.
Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible.
By order of the Board of Directors,
Donald M. Carley
Executive Vice President and General Counsel Corporate Secretary
Springfield, Illinois

Meeting Details
Wednesday, May 24, 2023
9:00 a.m. Central Daylight Saving Time
Meeting live via the Internet - Please visit www.virtualshareholdermeeting.com/HMN2023. To join the meeting, Shareholders of record will need the 16-digit control number included on your Notice, or on your proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to participate in the Annual Meeting. The following items will be addressed at the Annual Meeting:
•Elect the nine Directors named in the Proxy Statement.
•Approve the advisory resolution to approve Named Executive Officers’ compensation.
•Provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation.
•Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2023.
•Conduct other business, if properly raised.
Record Date: March 28, 2023 - Shareholders registered in the records of the Company or its agents as of the close of business on that date are entitled to receive notice of and to vote at the meeting.

2023 Proxy Statement | Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.
How to Vote Before the Meeting(1)
By Internet:     Go to www.proxyvote.com
By phone:     800-690-6903
By mail:     Request a paper proxy card
How to Vote During the Meeting(1)
The meeting will be available at www.virtualshareholdermeeting.com/HMN2023. To join the meeting, you will need the 16-digit control number included on your Notice, or on your proxy card. Voting will be available during the meeting, but if you have previously voted your shares, you do not need to vote during the meeting.
(1) Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of, and how to participate in, the Annual Meeting.
Voting Matters and Board Vote Recommendation

Proposal	Board vote recommendation
Elect nine Directors (page 4)	FOR each director nominee
Approve Advisory Resolution to Approve Named Executive Officers’ Compensation (page 18)	FOR
Provide an Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officers’ Compensation (page 19)	1 YEAR
Ratify Independent Registered Public Accounting Firm (page 49)	FOR

Fiscal Year 2022 Business Highlights
Horace Mann reported a net loss of $2.6 million in 2022, or a loss of $0.06 per share, reflecting realized investment losses largely due to strategic portfolio repositioning, including improved book yield. Core earnings* of $45.7 million, or core earnings per share of $1.09, reflected continued emergence of elevated loss costs across the property and casualty industry, due to inflation, as well as the overall impact of financial market volatility. These factors more than offset a strong contribution from the new Worksite Division, which provides a comprehensive suite of employer-paid and employee-paid benefits, such as group life, disability and specialty health insurance, as well as supplemental products.
Throughout the year, Horace Mann maintained its unwavering commitment to be a trusted partner to the educational community. We made important progress to further diversify the business base and cement our position as the leading provider of education market solutions for both school districts and individual educators, underscoring management’s optimism about the potential for long-term success.
Segment results reflected both the challenges of 2022 as well as progress towards our long-term objectives. Largely due to the impact of inflation on loss costs, the Property & Casualty segment reported a core loss in 2022. Segment earnings in the Life & Retirement segment were below the prior year due to market volatility and the impact of rising interest rates. In the Supplemental & Group Benefits segment, core earnings reflected a strong pretax profit margin and the addition of the employer-sponsored products added at the beginning of 2022 with the acquisition of Madison National Life Insurance Company, Inc. (Madison National). Net investment income was lower than the prior year largely due to the comparison to outsized 2021 returns for the Property & Casualty segment limited partnership fund portfolio.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2022 Form 10-K for a more detailed description of these financial results.
To determine annual compensation incentive awards, the Compensation Committee makes adjustments to core earnings for items that are highly volatile and outside the control of management. On that basis, core earnings would have increased to $63 million, as discussed in the Compensation Discussion and Analysis beginning on page 20.
Book value per share excluding net unrealized investment gains (losses) on fixed maturity securities* declined slightly in 2022 after rising in the prior year. Reported book value per share declined for the year as higher interest rates resulted in net unrealized losses on fixed maturity securities. The Company returned $53.7 million to Shareholders in 2022 through dividends. In March 2023, the Board approved a shareholder dividend increase for the 15th consecutive year. In addition, the Company continues to opportunistically repurchase shares, buying 670,816 shares in 2022 and 128,540 shares in the first quarter of 2023. Since 2011, repurchases have totaled $113 million, and there is $37 million remaining on the buyback authorization.
Total Shareholder Return (TSR) was flat in 2022 as the broader insurance industry contended with negative impacts from elevated inflation as well as increased market volatility related to concerns about inflation, Federal Reserve interest rate policy and economic growth.
*See General Information, page 1, for a discussion of non-GAAP measures

Operating Highlights
Horace Mann has been successful for nearly 80 years because our business is centered around the relationships we have with the education community. We understand the issues that educators are facing and we provide solutions. Our business model evolves in tandem with the changing educational environment. Over the course of 2022, we made important progress to leverage our leadership position in the education market to increase sales and build relationships. We expect to expand our share of the education market by growing through all channels in the coming years, while resuming our trajectory toward sustained double digit return on equity.
For example, at the beginning of 2022, we strengthened our value proposition with the acquisition of Madison National Life Insurance Company, Inc. (Madison National), a leading writer of employer-paid and sponsored benefits provided to educators by K-12 school districts. As part of our Worksite Division, Madison National enhances our ability to meet the needs of districts that are increasingly looking to bolster employee benefits packages to attract and retain highly qualified teachers. This ensures that whether educators are buying insurance and financial solutions from a local, trusted advisor; through one of our direct channels; or receiving them through their school district employer, Horace Mann can be the partner to provide it.
In the Worksite Division, 2022 sales rose almost two and a half times over last year for the division, bolstered by the employer-sponsored products added in the Madison National acquisition. Sales of worksite direct supplemental products reflected the improved school access, and in the fourth quarter reached their highest quarterly level since before the pandemic.
In the Retail Division, we made steady progress on our strategic growth initiatives over the course of 2022. Educators continued to respond favorably to the solutions offered by our Life & Retirement business, with annualized Life sales up 7% for the year. Retirement results also remained strong, even as financial market volatility has been a headwind. In the Property & Casualty business, our focus has been on the acceleration of our rate plan, along with implementation of non-rate underwriting actions, so we can remain on track to our longer-term profitability targets for this business. Auto sales were up, largely in states in which we are confident in the outlook for pricing.
Commitment to transparency and dialogue around ESG topics
Horace Mann is committed to being a good corporate citizen and to having a positive impact on America’s educational community, our employees and the communities in which we live and work. Horace Mann demonstrates its commitment to operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays and the grants it gives in times of need. We view our environmental, social and governance (ESG) commitments as follows:
•Environmental - We are committed to working to reduce our limited carbon footprint, as well as to monitoring and managing climate change risks that affect our business and stakeholders.
•Social - We strive to have a significant positive social impact on America’s educational community, our employees and the communities in which we live and work. We aspire to implement human capital, diversity and inclusion and corporate giving practices that support our corporate mission and strengthen our corporate culture.
•Governance - We endeavor to represent stakeholder interests by following corporate governance best practices to create a financially strong company that operates ethically.
We report on our ESG initiatives through our Corporate Social Responsibility (CSR) website at csr.horacemann.com. In 2022, we expanded our corporate disclosures in the areas of human capital management, climate change, data security and privacy and responsible product offerings to promote corporate transparency.
Environmental
In 2022, we achieved our initial target of a 50% decrease in absolute Scope 1 and Scope 2 carbon emissions — as defined by the Greenhouse Gas Protocol Corporate Accounting and Reporting Standard — far ahead our 2030 deadline. Our carbon-reduction initiative included installing a new, more efficient HVAC system, replacing single-pane windows with double-pane insulated glass, adding LED lighting and motion sensors, and investing in the installation of solar panels, which increased our use of renewable energy at our corporate headquarters. In addition, we now recycle more than 50% of the waste generated at our corporate headquarters. We will continue the work to minimize our carbon footprint, and plan to achieve net-zero by 2050.

Social Responsibility
Horace Mann’s commitment to offering an inclusive work environment — one where diversity of thought is highly valued, and individual differences are recognized, respected and appreciated — continues to be an important factor in the Company’s success. As part of our ongoing employee listening strategy, we regularly solicit employee feedback through pulse surveys on both specific items and broader topics. In 2022, we undertook a comprehensive employee engagement survey, with 74% of employees participating. In addition to our Diversity, Equity and Inclusion (DEI) Council, we host educational events and corporate-wide book studies, with participants including senior leadership and directors. In late 2022, we launched Employee Resource Groups aligned with employee identity, inclusion and wellness.
Within our investment portfolio, we hold $1.5 billion in responsible investments, or 23% of the total portfolio. Responsible investments provide societal and environmental benefits, while also generating a long-term sustainable return to benefit all stakeholders.
The Horace Mann Educators Foundation is an independent charitable organization formed by Horace Mann Educators Corporation to recognize the dedication of educators to helping each student reach their full potential. In 2022, the Foundation gave more than $425,000 to support educators, employees, communities and others in need. This included:
•$185,000 in educator-focused grants
•$171,500 to support strong communities
•$53,500 to support employee giving to charitable organizations, including matching programs open to all employees
•$15,500 in disaster relief and non-focused grants
For the fifth year in a row, Horace Mann was named to the Bloomberg Gender-Equality Index. The index recognizes corporate commitment to transparency in gender reporting and advancing women’s equality. Only 484 companies worldwide are included in the reference index, which measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.
Governance
Our governance and compensation structure reflects an active, engaged, and accountable Board and a number of compensation best practices, including:
Director Term: One year
Director Election Standard: Majority vote
Director Independence: Eight of our nine Directors are independent
Board Meetings in 2022: Seven
Board Committee Meetings in 2022: Audit (12), Compensation (5), Executive (0), Investment & Finance (4), Nominating & Governance (5)
Corporate Governance Materials: Available online at investors.horacemann.com - Governance - Governance Documents
Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com
Compensation Governance:
•Hedging transactions and pledging shares are prohibited for all Directors and Executive Officers
•Clawback provisions are applicable to all Executive Officers for both cash and equity awards
•Stock ownership requirements are applicable to all Directors and Executive Officers
•Stock option holding requirement post-exercise

ESG oversight
The Horace Mann Board of Directors oversees the Company’s ESG strategy and priorities, with various committees responsible for different ESG aspects:
•Nominating & Governance Committee provides general oversight, as well as direction on governance, environmental risks and goals, and social risks and goals.
•Investment & Finance Committee oversees responsible investing strategy.
•Compensation Committee provides DEI oversight and direction on human capital management strategy.
•Audit Committee oversees the Enterprise Risk Management function, including cybersecurity, as well as ethics issues and policies, such as the Code of Conduct.
Horace Mann’s General Counsel is the strategic lead for our ESG/CSR activities and briefs the Board quarterly on the Company’s ESG initiatives and progress.
ESG and Stakeholder Engagement
Horace Mann strives to maintain an open and productive dialogue with all stakeholders regarding ESG topics. We undertook a formal stakeholder engagement survey to update and refine our understanding of potentially relevant issues and their materiality. We chose topics based on our knowledge of stakeholder priorities gained from regular interactions, as well as rating agency factors and peer materiality maps. We solicited input on a list of topics from 10 external and internal stakeholder groups, including educators, investors, employees, company leadership, agents and community leaders. This materiality assessment showed that stakeholders’ top priorities include business ethics, data security and privacy; employee training, development and retention; and DEI.
In addition, we engaged with our stakeholders in multiple ways: We held town hall meetings with agents, surveyed educators and conducted employee pulse surveys. Horace Mann’s management and investor relations team regularly discuss ESG and CSR topics with active investors during ongoing virtual or in-person interactions at conferences and other venues. During 2022, in addition to conversations with potential investors, we had on-going dialogue with existing, active investors representing approximately 32% of our outstanding shares. In those meetings, management covers Horace Mann’s business strategy and performance. Investors react positively to updates on how corporate social responsibility initiatives support the Company’s business strategy.
In addition, in advance of the 2023 Annual Meeting of Shareholders, Horace Mann’s investor relations team reached out to the Company’s top 25 active and passive Shareholders regarding the Company’s most recent CSR reporting. The outreach provides these Shareholders with the opportunity to indicate interest in speaking with Board members or management and to learn more about the Company’s stance on ESG, corporate governance and overall shareholder value creation. Feedback to similar outreach in the past has been positive and Shareholders approved all proposals in the 2022 Proxy Statement by over 96%.

2023 Proxy Statement | Table of Contents

2023 Proxy Statement | General Information
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 24, 2023. The Proxy Statement and Annual Report on Form 10-K (Proxy Materials) are available at proxyvote.com.
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (Board) of Horace Mann Educators Corporation (HMEC, Company or Horace Mann) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (Common Stock). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2023 at 9:00 a.m. Central Daylight Saving Time via live webcast at www.virtualshareholdermeeting.com/HMN2023 and at any adjournment or postponement thereof (Annual Meeting).
The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement, Notice of Internet Availability of Proxy Materials and the proxy card are first being made available to Shareholders of the Company (Shareholders) on or about April 5, 2023.
The Board has fixed the close of business on March 28, 2023 as the record date (Record Date) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,826,549 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, including by proxy, of the holders of a majority of the voting power of such issued and outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.
At the Annual Meeting, Shareholders will be asked to: (1) elect nine Directors named in the Proxy Statement to hold office for one-year terms continuing until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (2) approve the advisory resolution to approve Named Executive Officers’ (as defined on page 26 below) compensation; (3) provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation; and (4) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2023.
Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.
Copies of the Annual Report on Form 10-K for the year ended Dec. 31, 2022 (Annual Report), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 28, 2023.
Statements included in this document that are not historical in nature, including statements regarding our environmental and other sustainability plans and goals, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company's Annual Report for the year ended December 31, 2022 and the Company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. Any standards of measurement and performance made in reference to our environmental, social, governance and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
The historical financial information contained in this document is before implementation of Financial Accounting Standards Board’s Accounting Standard Update 2018-12 Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. Measures marked with * the first time they are presented within this document are not based on accounting principles generally accepted in the U.S. (non-GAAP). An explanation of these measures is contained in the Glossary of Selected Terms included as Exhibit 99.1 in our most recent Annual Report on Form 10-K filed with the SEC and are reconciled to the most directly comparable measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) in the Appendix to the Company’s Fourth Quarter 2022 Investor Supplement.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 1

2023 Proxy Statement | Your Proxy Vote
How to Vote Before the Meeting
Shareholders of Record
1.Via Internet: Go to proxyvote.com to vote via the Internet. Follow the instructions on your Notice of Internet Availability of Proxy Materials (Notice) or proxy card and the website. If you vote via the Internet, you may incur Internet access charges.
2.By Telephone: If you received paper copies of the Proxy Materials, call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
3.By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you do not need to return your proxy card. Further, shares held in your name as the Shareholder of record or as beneficial owner may be voted electronically during the virtual Annual Meeting (www.virtualshareholdermeeting.com/HMN2023). To join the meeting, including to vote and ask questions, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your Proxy Materials. If you have previously voted your shares, you do not need to vote during the meeting.
Beneficial Owners
If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice or voting instruction form containing instructions from the holder of record that you must follow in order for your shares to be voted. If your Notice or voting instruction form indicates that you may vote those shares through the proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control access code indicated on that Notice or voting instruction form. Otherwise, Shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.
Participants in the Company’s stock fund within the Horace Mann 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.
Voting Rules
Solicitation and Revocation
Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.
Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary prior to the Annual Meeting that such Shareholder intends to vote during the meeting or by submitting a subsequently dated proxy. Participation in the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

2 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.
Shareholder Approval
Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation, the advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter. Abstentions and broker non-votes will be considered as present for quorum purposes. Abstentions have the same effect as a vote “against” approval of the matter. Broker non-votes will have no effect on the outcome of the vote on the election of directors or on any of the other proposals.
Other Matters
Other than the matters set forth below, the Board has not received any shareholder proposals by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.
We are holding a virtual meeting again this year. The virtual Annual Meeting format provides all Shareholders with the same access and ability to participate, regardless of their location.
The Annual Meeting will begin promptly at 9:00 a.m. Central Daylight Saving Time on May 24, 2023. Online check-in will begin approximately 15 minutes before the Annual Meeting. You are encouraged to access the Annual Meeting early and provide sufficient time for online check-in. Technical assistance will be available to assist with any difficulties encountered while accessing the Annual Meeting.
Shareholders may submit questions before and during the Annual Meeting at www.virtualshareholdermeeting.com/HMN2023. We will try to answer as many questions as possible during the time scheduled. Additional information regarding the question and answer process, including the types and number of questions permitted, the time allocated for the question and answer session, and how questions will be addressed and disclosed, will be available in the Annual Meeting Rules of Conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting.
In the event of a technical malfunction or other situation that the Board Chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of Shareholders to be held by means of remote communication under Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the Board Chair or Secretary of the Annual Meeting will convene the meeting at 9:30 a.m. Central Daylight Saving Time on May 24, 2023 at the Company’s address specified in the Meeting Notice above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting Chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Company’s website at investors.horacemann.com.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 3

2023 Proxy Statement | Proposals and Company Information
Proposal No. 1 - Election of Nine Directors
The Bylaws of the Company provide for the Company to have not less than five or more than 15 Directors. The following nine persons currently are serving as Directors of the Company (Directors): Thomas A. Bradley, Mark S. Casady, Daniel A. Domenech, Perry G. Hines, Mark E. Konen, Beverley J. McClure, H. Wade Reece, Elaine A. Sarsynski and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting. Seven of the current Directors are standing for reelection. Both Mr. Casady, in order to focus on his business as General Partner of Vestigo Ventures, and Dr. Domenech, who has reached the mandatory age of retirement under the Company’s retirement policy, were not renominated to stand for reelection to the Board.
In order to ensure the Board has the background skills necessary to support Horace Mann’s continued growth, the Nominating & Governance Committee recommended, and the Board approved, the addition of two new Board nominees, Victor Fetter and Aaliyah Samuel. Mr. Fetter is the Global Chief Information Officer of Fortive, an industrial technology company. He has extensive experience with technology, including cybersecurity and digital transformation. Dr. Samuel is the President and Chief Executive Officer of CASEL, a nonprofit organization dedicated to making evidence-based social and emotional learning an essential part of education. She has extensive experience in public education and educational policy development. She served as the Deputy Assistant Secretary of Local, State and National Engagement at the U.S. Department of Education.
Board Qualifications
The Board of Directors believes it is necessary for each of the Directors to possess a variety of qualities and skills. The Nominating & Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates, including the determination of their independence. In addition, the Nominating & Governance Committee has identified areas of expertise that it believes support the Company’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-rounded Board.
The matrix below highlights certain key qualifications and experience of the Board Nominees.(1)

	Bradley	Fetter	Hines	Konen	McClure	Reece	Samuel	Sarsynski	Zuraitis
Education Background			X			X	X
Niche Market Experience	X				X		X	X	X
Brand & Marketing			X	X	X		X	X	X
Insurance	X		X	X	X	X		X	X
Agency Management						X		X	X
Technology & Innovation		X		X				X	X
Public Company Board Experience	X		X		X			X	X
Financial Services	X	X	X	X	X	X		X	X
Customer Experience		X	X		X	X	X	X	X
Senior Leadership Experience	X	X	X	X	X	X	X	X	X
Finance & Accounting	X			X				X	X
Investments	X	X	X	X				X	X
Corporate Governance	X	X	X		X			X	X
Human Capital / Talent Management		X					X	X	X
HR / Executive Compensation							X	X	X
(1) The absence of a particular qualification or skill for a Director does not mean the Director does not possess that attribute.

4 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Board Diversity
The Nominating & Governance Committee believes that it is important that the Board be comprised of individuals with expertise in fields relevant to the Company’s business, experience from different professions, a diversity of age, ethnicity and gender, and a range of tenures.
The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration of experience, perspective, background, skill sets, age, ethnicity, and gender makeup of the current Board as well as any candidate’s individual qualities in leadership, character judgment and ethical standards. It also assesses the effectiveness of our interest in diverse candidates.
The Nominating & Governance Committee believes our Board Nominees (as identified below) represent a diverse base of perspectives and reflect the diversity of the Company’s employees, customers and Shareholders, as well as an appropriate level of age and tenure, as further illustrated below.

Board nominees(1)	Bradley	Fetter	Hines	Konen	McClure	Reece	Samuel	Sarsynski	Zuraitis
Gender	Male	Male	Male	Male	Female	Male	Female	Female	Female
Age(2)	65	54	60	64	68	66	44	67	62
Director Since	2021	N/A	2018	2019	2013	2016	N/A	2021	2013
Race/Ethnicity	Caucasian/white	Caucasian/white	African American/Black	Caucasian/white	Caucasian/white	Caucasian/white	African American/ Black and Hispanic	Caucasian/white	Caucasian/white
N/A - Not applicable
(1) No Board nominee identified as a military veteran, person with disabilities, or LGBTQ+.
(2) As of March 15, 2023
Board Refreshment
The Board and Nominating & Governance Committee regularly consider the long-term makeup of the Board and how the members of the Board change over time. The Board and Nominating & Governance Committee understand the importance of Board refreshment and strive to balance the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. Directors who are 75 years of age or older may not stand for election in the absence of a specific finding by the Board that there are special circumstances to justify an exception, which supports Board refreshment.

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Board Nominees
Upon the recommendation of the Nominating & Governance Committee, the Board nominated Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel, Ms. Sarsynski and Ms. Zuraitis (Board Nominees) to hold office as Directors.
The proxies solicited by and on behalf of the Board will be voted FOR the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until their respective successor is duly elected and qualified.
The following information, as of March 15, 2023, is provided with respect to each Board Nominee:

Thomas A. Bradley Age: 65 Director Since: 2021 Horace Mann Committees: Audit (Chair)
Mr. Bradley currently serves as acting Chief Executive Officer and Chairman of the Board of Argo Group International Holdings, Ltd., an international underwriter of specialty insurance and reinsurance products in the property and casualty market. He retired from Allied World Assurance Company Holdings, AG, an insurance holding company, in July 2018 as Executive Vice President and Chief Financial Officer, a position he had held since 2012. He previously served as the Executive Vice President and Chief Financial Officer for both Fair Isaac Corporation and the St. Paul Companies. Mr. Bradley also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group.

Mr. Bradley has an extensive finance and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Victor P. Fetter Age: 54 Board Nominee
Mr. Fetter is the Global Chief Information Officer of Fortive, an industrial technology company, a position he has held since January 2020. He previously served as Chief Digital Officer at Vertiv, a critical infrastructure provider, from 2017 to 2019. Prior to that, he served as Chief Information Officer for LPL Financial and Dell’s online division. He is National Association of Corporate Directors (NACD) Directorship Certified and has completed the NACD Cyber-Risk Oversight Program.

Mr. Fetter’s extensive experience in digital transformation, cybersecurity and technology risk management will bring a unique perspective and assist the Board with its oversight responsibilities.

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Perry G. Hines Age: 60 Director Since: 2018 Horace Mann Committees: Audit Investment & Finance	Mr. Hines is a retired corporate marketing executive and is the President and CEO of The Hines Group, LLC, a firm he formed in 2006 specializing in marketing, communications and strategic planning. He has over 27 years of cross-sector experience in general management, brand, communications and marketing with a specific focus on financial services. Mr. Hines previously served as Senior Vice President, Chief Marketing and Communications Officer for Irwin Mortgage Corporation, a position he held from 2002 to 2007, Senior Vice President, Chief Marketing and Sales Officer of Lincoln Reinsurance Corporation and its subsequent successor Swiss Reinsurance Corporation from 1998 to 2002 and Vice President of Marketing & Communications of Safeco from 1995 to 1998. He has held numerous management roles and stewarded well known household brands.

Mr. Hines’ cross-sector expertise in general management, brand building and strategic marketing brings unique perspective and insight to the Board.
Mark E. Konen Age: 64 Director Since: 2019 Horace Mann Committees: Compensation (Chair) Audit Executive	Mr. Konen retired from Lincoln Financial Group, a financial services company, in February 2017 as President of the Insurance and Retirement Solutions division, a position he had held since 2008. He was responsible for all aspects of strategic leadership, product development, and client services, as well as profitability management of the individual life insurance, group protection and retirement plan services businesses. He oversaw Lincoln Financial Group’s individual life and annuity business as President, Individual Markets, from 2006 to 2008. Prior to its merger with Lincoln Financial Group in 2006, he served in various senior management positions with Jefferson Pilot Financial. Mr. Konen is currently a member of the Board of Directors of Lincoln Life & Annuity Company of New York.

Mr. Konen’s 35-year insurance career, extensive background and proven leadership in the life and retirement business provides the Board with a valuable perspective on these topics.
Beverley J. McClure Age: 68 Director Since: 2013 Horace Mann Committees: Nominating & Governance (Chair) Compensation
Ms. McClure retired in 2007 after a 35-year career with United Services Automobile Association, a diversified financial services group, as Senior Vice President, Enterprise Operations. In 2007, she founded Fresh Perspectives LLC, an executive coaching and small business consulting firm, which was dissolved in 2019. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow and Life Management Institute designations.
Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective on these topics.

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H. Wade Reece Age: 66 Director Since: 2016 Horace Mann Committees: Executive (Chair) Compensation Nominating & Governance	Mr. H. Wade Reece retired in 2015 after a 37-year career with BB&T Corporation, a bank holding company, where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc., the sixth largest insurance broker globally. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a Chairman of the Council of Insurance Agents & Brokers and Chairman of the Board of Trustees of The Institutes. Mr. Reece currently is a member of the Board of Directors of the North Carolina State University Foundation and the Blue Ridge Conservancy.

Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management provides the Board with industry insight and perspective.
Aaliyah A. Samuel, EdD Age: 44 Board Nominee	Dr. Samuel is the President and Chief Executive Officer of CASEL, a nonpartisan, nonprofit organization dedicated to making evidence-based social and emotional learning an essential part of education for all students, a position she has held since January 2022. Prior to joining CASEL, she served as Deputy Assistant Secretary, of Local, State and National Engagement at the U.S. Department of Education, a position she held from February 2021 to December 2021. Prior to her role in the Department of Education, she was with NWEA, a research based not-for-profit that creates academic assessments, including service as Executive Vice President of Government Affairs & Partnerships and Vice President, Policy & Advocacy, from January 2019 to February 2021. She served as Director of Education at the National Governors Association from November 2015 to December 2018. Dr. Samuel currently serves as a Senior Fellow at the Center on the Developing Child at Harvard University, a research center to drive innovation in early childhood education practice and policy.

Dr. Samuel’s extensive experience in public education and educational policy development will provide the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

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Elaine A. Sarsynski Age: 67 Director Since: 2021 Horace Mann Committees: Investment & Finance (Chair)
Ms. Sarsynski was Chairwoman, Chief Executive Officer and President of Mass Mutual International, an insurance company, until her retirement in 2017. She joined Mass Mutual Life Insurance Company in 2005 as Managing Director at Babson Capital Management LLC, a MassMutual subsidiary. She became Executive Vice President, Chief Administrative Officer, Chief Executive Officer and President of MassMutual International in 2006 and Executive Vice President, member of the Office of the Chief Executive Officer and President of MassMutual Retirement Services, as well as Chairwoman of MassMutual International, in 2008. Prior to joining Babson Capital, she served two elected terms as First Selectman for the town of Suffield, Connecticut. In 1998, she founded Sun Consulting Group LLC, offering consulting services to the real estate industry. Ms. Sarsynski previously spent 17 years at Aetna where she held multiple senior management positions overseeing segments of the company’s Investments Division and leading the Corporate Finance Department. She currently serves on the Board of Directors of Genworth Financial, Inc., TI Fluid Systems PLC and Horizon Technology Finance Corporation.

Ms. Sarsynski’s extensive knowledge in managing institutional investments and proven strategic leadership is a valuable asset to the Board.

Marita Zuraitis Age: 62 Director Since: 2013 Horace Mann Committees: Executive Investment & Finance	Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer of the Company in September 2013 after joining the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis came to Horace Mann from The Hanover Insurance Group where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, of The Hanover Insurance Group. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is the Chair of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation, and a past member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

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All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 25, 2022, with the exception of Mr. Fetter and Dr. Samuel. As part of ongoing Board refreshment, the Nominating & Governance committee reviewed a broad pool of candidates. Some candidates were recommended by non-management Directors, including Mr. Fetter and Dr. Samuel. After an extensive interview process, Mr. Fetter and Dr. Samuel were selected and recommended for nomination as Directors by the Company’s Nominating & Governance Committee. The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.
Board of Directors and Committees
There were nine members on the Board as of March 15, 2023. The Board met seven times during 2022. No incumbent Director of the Company attended fewer than 90% of the Board meetings and the committee meetings to which they were appointed and served during 2022.
The Board Chair presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors.” The members of the Board are expected to be present at the Annual Meeting. The following nine Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting: Mr. Bradley, Mr. Casady, Dr. Domenech, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Ms. Sarsynski and Ms. Zuraitis.
Committees of the Board
The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.” A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.
The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues between Board meetings.
The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the process of Executive Officer leadership development and succession. The Committee also reviews annually the diversity of the Company’s workforce, as well as those activities and initiatives related to diversity. Each of the current members of this Committee are independent under the listing standards of the NYSE applicable to compensation committee members. The Compensation Committee receives recommendations from management regarding compensation matters and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in the Compensation Discussion and Analysis.
The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Company’s environmental, social and governance (ESG) initiatives, including oversight of actions and establishment of related goals to address environmental, climate and social risks, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.

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The Nominating & Governance Committee does not have any specific, minimum qualifications that nominees must meet, but evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:
•high standards of personal character, conduct and integrity;
•understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;
•intention and ability to act in the interest of all Shareholders;
•position of leadership and substantial accomplishment in their field of endeavor, which may include business, government or academia;
•ability to understand and exercise sound judgment on issues related to the goals of the Company;
•willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;
•absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an employee Director; and
•needs of the Board, including skills, experience, diversity and age.
The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees all matters relating to the Company’s capital structure.
The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, ethical standards policies and compliance with the Code of Conduct, and internal operating controls of the Company, including those related to data privacy and cybersecurity. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Bradley, the Chair of our Audit Committee, is an “audit committee financial expert” as defined by SEC rules. Mr. Bradley retired in 2018 from Allied World Assurance Company Holdings, AG, an insurance holding company, where he served as Executive Vice President and Chief Financial Officer. He previously served as Chief Financial Officer of Fair Isaac Corporation and the St. Paul Companies and held various senior financial positions at Zurich Insurance Group, including Chief Financial Officer for North America.
Considering the importance of technology advancement, the Board has established a formal Technology Liaison role to focus on cybersecurity and technology issues, which we believe are important to Horace Mann’s ongoing success. The Technology Liaison is a Board member that has experience and expertise with respect to cybersecurity and technology issues. Fundamentally, the Technology Liaison’s role is to support effective Board oversight on cybersecurity and technology issues in light of the increasing costs and risks associated with technology investment and cybersecurity. Mark Casady currently serves as the Board’s designated Technology Liaison.
The following table identifies membership and the Chair of each of the current committees of the Board, as well as the number of times each committee met during 2022.

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Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee
Thomas A. Bradley					Chair
Mark S. Casady	X			X
Daniel A. Domenech			X
Perry G. Hines				X	X
Mark E. Konen	X	Chair			X
Beverley J. McClure		X	Chair
H. Wade Reece	Chair	X	X
Elaine A. Sarsynski				Chair
Marita Zuraitis	X			X
Meetings in 2022	0	5	5	4	12
Chair - Committee Chair
X - Committee member
Director Compensation
The Compensation Committee (Committee) reviews compensation to be paid to the Company’s non-employee Directors. The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants to provide information and advice to the Committee regarding non-employee Director compensation. CAP analyzes each element of director compensation for the same peer group of companies that is used to evaluate executive compensation. See “Compensation levels should be market competitive” in the Compensation Discussion & Analysis for a list of these peer companies. CAP also considers non-employee Director compensation in the insurance industry and the broader general industry, as appropriate. The Committee reviews CAP’s report of competitive Director compensation and determines whether to recommend to the Board a change in the Company’s non-employee Director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change. The Committee’s current practice is to review non-employee Director compensation every other year. In 2022, the Compensation Committee recommended, and the Board approved, an increase in the Board annual retainers, and an increase in the annual award of Restricted Stock Units, as reflected in the table below.

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The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Chair Annual Retainer	$145,000
Board Member Annual Retainer (other than Board Chair)	$75,000
Committee Chair Annual Retainer	$25,000 Audit Committee $15,000 all other Committees(2)
Technology Liaison Annual Retainer	$10,000
Share-based Compensation	Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (RSUs) awarded.
An annual award of $115,000 in RSUs following the Annual Shareholder Meeting. $115,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $57,500 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1-year vesting period.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage
(1) Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting. Non-employee Directors may elect to defer cash compensation into RSUs.
(2) The Executive Committee Chair is not paid an Annual Retainer.
Non-employee Directors are required to hold shares of HMEC Common Stock with a market value equal to five times their annual cash retainer.
Until non-employee Directors meet this ownership requirement, they must retain all RSUs granted as share-based compensation (net of taxes). As of December 31, 2022, all non-employee Directors have met the guidelines with the exception of the following individuals: Mr. Casady, Mr. Konen and Ms. Sarsynski. They have five years to meet this requirement and Mr. Konen and Ms. Sarsynski are on track to do so. Mr. Casady was not nominated to stand for reelection to the Board after four years of service. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See Stock Ownership & Holding Requirements under Compensation Discussion and Analysis.

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The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2022:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas A. Bradley(3)	110,425	115,000	51	225,476
Mark S. Casady	85,000	115,000	51	200,051
Daniel A. Domenech	75,000	115,000	204	190,204
Perry G. Hines	75,000	115,000	51	190,051
Mark E. Konen	90,000	115,000	51	205,051
Beverley J. McClure	90,000	115,000	204	205,204
H. Wade Reece	145,000	115,000	204	260,204
Elaine A. Sarsynski	90,000	115,000	204	205,204
(1) Represents fees deferred in 2022 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $115,000 in RSUs (awarded May 25, 2022). As of December 31, 2022, each Director had 2,987 unvested RSUs.
(2) Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Bradley, Mr. Casady, Mr. Hines and Mr. Konen.
(3) Mr. Bradley was appointed Chairman of the Audit Committee effective January 13, 2022. Mr. Bradley’s Committee Chair annual retainer was pro-rated based on that date.

Corporate Governance
Director Independence
The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Board Nominees and the Company or its management (either directly or indirectly, including as a partner, Shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Board Nominees have a material relationship with the Company, and therefore all of these Directors are independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Board Nominees are Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel and Ms. Sarsynski. In addition, the Board determined that Mr. Casady and Dr. Domenech, who are not standing for reelection to the Board, are independent.
Board Leadership Structure
Our Board’s leadership structure may change over time to reflect the Company’s evolving needs, strategy, and operating environment as well as changes to our Board’s composition and leadership needs. Other factors, including the perspective of shareholders and other stakeholders, will also influence the Company’s leadership structure. The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance.

The Board has a separate Board Chair and Chief Executive Officer; the position of Board Chair is held by an independent Director. The Board of Directors believes that having an independent Director serve as Board Chair is in the best interest of the Company at this time, as this structure provides a greater role for the independent Directors in the oversight of the Company. As described in the Company’s Corporate Governance Principles, in the future, the Board could deem it to be in the best interests of the Company and its shareholders to permit one individual to hold both positions. If the same person holds the Board Chair and Chief Executive Officer role or if the Board Chair is not

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independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.
The Board continues to believe it is important to retain flexibility to determine whether the role of Board Chair and Chief Executive Officer should be separate or combined roles, based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times and will continue to evaluate whether to split or combine the Board Chair and Chief Executive Officer roles to ensure the Company’s leadership structure is optimized to serve the best interest of the Company and our shareholders.
Board Evaluation
The Nominating & Governance Committee is responsible for overseeing the annual evaluation process designed to measure and improve board and director effectiveness. Each Director annually completes a self-assessment questionnaire. An external law firm compiles the responses and provides a written summary of the data to the Chair of the Nominating & Governance Committee.
The self-assessment questionnaire is used by the Board to assess Board and Director effectiveness and identify opportunities for improvement. The self-assessment contains both quantitative ratings and subjective comments, and covers the following general topics: board information, board meetings, board oversight, and board effectiveness. The Directors are also encouraged to provide peer feedback, which is shared with the Directors to support their ongoing, professional development.
In addition, the Company’s executive management team provides feedback to the Board regarding board effectiveness and opportunities for improvement by completing a management assessment questionnaire. The General Counsel oversees this assessment and provides a report to the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee reviews both assessment questionnaires with all Directors.
Board’s Role in Risk Oversight
The Board of Directors retains responsibility for overseeing the processes that management has established for assessing and managing risk to ensure risks are considered on an enterprise-wide basis, although the Board has given direct oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies related to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.
The Chief Risk Officer (CRO), in conjunction with the internal Enterprise Risk Management (ERM) Committee, is responsible for working with the business leaders in their efforts to actively monitor and manage their key risks. The CRO is also responsible for identifying and monitoring key corporate level risks that encompass more than one business/division and is a member of the Company’s Disclosure Committee. The CRO also chairs the ERM Committee. The ERM Committee is composed of certain members of senior management, including the President and Chief Executive Officer; Chief Financial Officer; Chief Human Resources Officer; General Counsel and Chief Compliance Officer; Chief Information Officer; and key operating executives from across the business. The Chief Compliance Officer reports directly to the CEO. Throughout the year, the Board and the relevant Board committees receive regular reports from the ERM Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Management also engages the Board in special meetings to keep them informed of emerging situations when required.
Also, in light of ongoing threats to corporate cybersecurity, the Board and relevant Board Committees receive quarterly reports from the Chief Information Security Officer (CISO) of the Company regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The Audit Committee dedicates a portion of their meetings to review and discuss the Company’s cybersecurity program.
Code of Conduct and Corporate Governance Principles
The Company has adopted a Code of Conduct and Ethics (Code of Conduct), applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company) and all suppliers. All employees, including part-time employees, are required to complete annual ethics standards

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training, and new hires are provided ethnical standards training as part of the onboarding process. Directors must complete a verification statement annually.
The Audit Committee reviews the Code of Conduct annually and has compliance oversight. The Company has also adopted Corporate Governance Principles. The Code of Conduct and Principles are available on the Company’s website at investors.horacemann.com, under “Governance - Governance Documents.” Printed copies may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois 62715-0001.
Environmental, Social and Governance Oversight
Horace Mann’s Board of Directors through its committees evaluates and oversees risks related to ESG matters. This includes the Company’s overall Corporate Social Responsibility reporting as well as development of vital policies and programs needed to achieve short and long-term objectives. These policies and programs include, but are not limited to, the Company’s:
•Emphasis on human capital development, including both diversity and inclusion initiatives and executive officer leadership development and succession, which encompasses the identification of high-potential diverse employees and candidates to strengthen the talent pipeline;
•Statements of broad corporate policy related to human rights, employee health and safety, environment and climate change, and ESG investment policy;
•Independent audits of information security policies and systems (a minimum of biennially) supported by implementation of data protection standards and employee trainings on cybersecurity risks and procedures; and
•Reporting our ESG progress against the Global Reporting Initiative (GRI) and Sustainable Accounting Standards Board (SASB) models.

Additionally, management at least annually prepares and presents an update to responsible Committees on its corporate social responsibility policies and programs, including a discussion of targets, risks and objectives.

For more information, view Horace Mann’s Corporate Social Responsibility reporting, which can be found at csr.horacemann.com.

Director Education
A training schedule is developed, with input from the Directors, which covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of Directors. Examples of such topics include cybersecurity, crisis management, regulatory developments, corporate governance and industry trends. The program encompasses presentations from internal and external speakers as well as site visits and regular meetings with management. Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two-year period at the Company’s expense. These training programs satisfy the Director’s educational requirements and, thus, all Directors are in compliance. Directors are also encouraged to avail themselves of educational programs offered through recognized independent providers.
Communications with Directors
The Company has established various processes to facilitate communications by Shareholders and other interested parties with the Board. Communications to non-employee Directors as a group or to the Board Chair or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

The Company and Board of Directors have not established a formal process for determining whether all shareholder communication received by the Corporate Secretary will be forwarded to Directors. The Board welcomes shareholder communication and has instructed the Corporate Secretary to use reasonable criteria to determine whether correspondence should be forwarded. The Board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the Board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that

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appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2022, no member of the Compensation Committee was a current or former officer or employee of the Company.
Review, Approval or Ratification of Transactions with Related Persons
The Board reviews issues involving potential conflicts of interest between its Directors, Executive Officers, and holders of more than 5% of the Common Stock and is responsible for reviewing and approving all related party transactions. The Board does not have a formal written related party transaction policy but it considers each related party transaction individually, considering applicable SEC and stock exchange requirements.
Related Person Transactions
Mark Casady, a Board member not nominated to stand for reelection, is a General Partner with a 50% interest in Vestigo Ventures, an early stage FinTech venture capital firm. The Company is invested in two funds and a side-car vehicle managed by Vestigo Ventures with a total commitment of up to $16 million, which represents an investment of less than 10% in the funds. The investments are not material to Vestigo Ventures.
BlackRock, Inc. (BlackRock), which owns beneficially more than 5% of the issued and outstanding shares of our Common Stock, provides investment risk management services to the Company and has done so for more than 10 years. In 2022, the Company paid approximately $321,273 in fees to BlackRock in connection with the Company’s use of a widely used analytical software owned by BlackRock. In addition, the Company is invested in three Limited Partnership funds managed by BlackRock Capital Investment Advisors, LLC with total commitments of $60 million. The investments are not material to BlackRock.
Other than the relationships described above, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 17

Proposal No. 2 - Advisory Resolution to Approve Named Executive Officers’ Compensation
The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2022 (collectively the Named Executive Officers or NEOs) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under Compensation Discussion and Analysis.
The Board recommends that Shareholders read the Compensation Discussion and Analysis (CD&A) included in this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.
In accordance with Section 14(a) of the Securities Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2023 Annual Meeting:
RESOLVED, that the Shareholders of Horace Mann Educators Corporation (Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the NEOs’ compensation program.
The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, it is expected the next advisory vote will occur at the Company’s 2024 Annual Meeting of Shareholders.
The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

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Proposal No. 3 - Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officers’ Compensation
Pursuant to Section 14(a) of the Exchange Act, the Board is asking Shareholders to vote on the frequency of future advisory votes on Named Executive Officers’ compensation of the nature reflected in Proposal No. 2 above. Specifically, whether such votes should occur every year, every two years or every three years.
After careful consideration, the Board of Directors has determined that holding an advisory vote on Named Executive Officers’ compensation every year is the most appropriate policy for the Company at this time, and recommends that Shareholders vote for future advisory votes on Named Executive Officers’ compensation to occur every year. While the Company’s Executive Compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that Named Executive Officers’ compensation disclosures are made annually. Holding an annual advisory vote on Named Executive Officers’ compensation provides the Company with more direct and immediate feedback on our compensation programs. However, Shareholders should note that because the advisory vote on Named Executive Officers’ compensation occurs well after the beginning of the compensation year, and because the different elements of our Executive Compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our Executive Compensation programs in consideration of any one year’s advisory vote on Named Executive Officers’ compensation by the time of the following year’s annual meeting of Shareholders. Requesting an annual advisory vote on Named Executive Officers’ compensation also is consistent with the Company’s practice of having all Directors elected annually and providing Shareholders an annual opportunity to ratify the Audit Committee’s selection of an independent registered public accounting firm.
The Board understands that the Company’s Shareholders may have different views as to what is an appropriate frequency for advisory votes on Named Executive Officers’ compensation, and will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years, or Abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the Shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with Shareholders and the adoption of material changes to Executive Compensation programs.
The Board recommends that you vote to conduct future advisory votes on Named Executive Officers’ compensation every 1 YEAR.

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Compensation Discussion and Analysis
In this section, we describe the material components of our executive compensation program for our Named Executive Officers (NEO), whose compensation is displayed in the 2022 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy, and we explain how and why the Compensation Committee of our Board (Committee) arrives at specific compensation policies and decisions.
Our 2022 NEOs are our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated Executive Officers employed at the end of 2022:
•Marita Zuraitis, President and CEO;
•Bret A. Conklin, Executive Vice President and CFO;
•Matthew P. Sharpe, Executive Vice President, Supplemental & Group Benefits and Corporate Strategy;
•Donald M. Carley, Executive Vice President, General Counsel and Corporate Secretary; and
•Mark R. Desrochers, Senior Vice President, Property & Casualty and Chief Corporate Actuary
Executive Summary
This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.
Our Business
Horace Mann is an individual and group insurance and financial services business with approximately $13.4 billion of assets and approximately $1.4 billion in total revenue as of December 31, 2022. Founded by Educators for Educators®, the Company offers products and services primarily to K-12 teachers, administrators, and other public school employees and their families in the United States. Through the Retail Division, we offer auto, property and life insurance, as well as retirement solutions. Through our Worksite Division, we provide a comprehensive suite of employer- and employee-paid benefits, such as group life, disability and specialty health insurance, as well as supplemental products.
2022 Business Highlights
Horace Mann reported a net loss of $2.6 million, or $0.06 per share, reflecting realized investment losses largely due to strategic portfolio repositioning, including improved book yield. Core earnings* were $45.7 million, or $1.09 per share, for 2022. This reflected continued emergence of elevated loss costs across the P&C industry due to inflation, and the overall impact of financial market volatility. These factors more than offset a strong contribution from the new Worksite Division.
The temporary impact of events affecting the entire industry did not detract from Horace Mann’s unwavering commitment to be a trusted partner to the educational community. The progress made in 2022 to further diversify the business base and cement Horace Mann’s position as the leading provider of education market solutions for both school districts and individual educators underscores management’s optimism about the potential for long-term success. Segment results reflected the challenges and progress of 2022:
Property & Casualty: Core loss* of $44.4 million largely due to the temporary impact of inflation on auto loss costs. In addition, net investment income for the segment was lower than the prior year, when outsized returns in the limited partnership fund portfolio benefited this segment.
Life & Retirement: Core earnings of $52.6 million as market volatility and rising interest rates resulted in net earnings below 2021.
Supplemental & Group Benefits: Core earnings up 27.2% to $58.5 million, reflecting a strong pretax profit margin and the addition of the employer-sponsored products added on January 1, 2022 with the acquisition of Madison National Life Insurance Company, Inc.

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To determine annual compensation incentive awards, we make adjustments to core earnings for items that are highly volatile and outside the control of management. On that basis, AIP adjusted core earnings would have increased to $63 million, reflecting 2022 adjustments for:
•Property & Casualty catastrophe losses above plan;
•Retirement & Life deferred acquisition costs unlocking and the change in gross minimum death benefits due to capital gains and losses as well as market performance variance from plan; and
•Portion of fixed indexed annuity costs that are reported in net investment gains and losses.
The Committee does not make adjustments for these items in long-term incentives, as management should be held accountable for these outcomes, and has more ability to manage through one-time items over a longer period of time.
Book value per share excluding net unrealized investment gains (losses) on fixed maturity securities* declined slightly in 2022 after rising the prior year. Total Shareholder Return (TSR) was flat in 2022 as the broader insurance industry contended with negative impacts from elevated inflation as well as increased market volatility related to concerns about inflation, Federal Reserve interest rate policy and economic growth.
Driving long-term shareholder value creation remains a priority for the Company. In 2023, the Board approved a shareholder dividend increase for the 15th consecutive year. The Company returned $53.7 million to Shareholders in 2022 through dividends. During the year, the Company repurchased 670,816 shares at a cost of $24.0 million. In the first quarter of 2023, the Company continued to opportunistically repurchase, buying an additional 128,540 shares.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2022 Annual Report on Form 10-K for a more detailed description of these financial results.

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2022 Executive Compensation Highlights
These elements of the executive compensation program are described more fully below.
•Pay mix comprised of base salary, cash annual incentives under the Annual Incentive Plan (AIP), and equity-based long-term incentives under the Long-term Incentive Plan (LTIP)
•82% of the CEO’s target compensation and in aggregate over 60% of all other NEOs’ target compensation linked to performance-based or service-vested incentives
•Balanced performance measures designed with a focus on shareholder return, both absolute and relative, and incenting operating growth while managing risk
•Performance incentives tied to multiple overlapping performance periods
•Annual cash incentives tied to company performance measures
•Long-term incentives entirely equity-based:
–50% Performance-based RSUs vest following a 3-year period, based on relative measures (TSR and operating return on equity)
–30% Service-vested stock options with a 4-year vesting period
–20% Service-vested RSUs with a 3-year vesting period
•Stock ownership guidelines for NEOs:
–Twelve-month post-exercise holding requirement for stock options
–Minimum 12-month vesting for all equity awards
•Clawback policy applicable to both cash and equity awards
•Executive change in control plan excludes “tax gross-up” provision
•Limited perks and executive benefits
Pay Governance
Oversight
The Committee oversees our executive compensation program. The current members of the Committee are Mr. Konen, Ms. McClure, and Mr. Reece. Mr. Konen serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.
The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants. CAP provides information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. In this way, CAP assists the Committee with ongoing education. Also, Committee members comply with Directors’ education requirements to help ensure each remains up to date on current issues relevant to the Company and its business.

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The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request (generally with the Board’s outside legal counsel, but without management present). CAP serves at the pleasure of the Committee, and performs no services for management related to executive compensation. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance, and other relevant factors. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2022 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee assessed CAP’s independence (along with that of its other direct and indirect consultants and advisors) in 2022 and concluded that CAP’s work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.
Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives, and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.
The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management unless specifically invited by the Committee Chair in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation.
Say on Pay
At the 2022 Annual Meeting of Shareholders, 97.0% of Shareholders voted, on an advisory basis, to ratify the NEO compensation. The Committee welcomes the opportunity to provide additional insight into our executive compensation practices and appreciates the positive support from our Shareholders. We continue to believe that the overall structure of our compensation plans, the absence of excessive perquisites, and our demonstrated pay-for-performance practices reflect the strength of the Company’s executive compensation programs.
Executive Compensation Program
Guiding Principles
The Committee has established a set of core principles that underlie our executive compensation program. These core principles provide guidance to the Committee and management in making decisions while administering the program or when considering changes. These core principles include strong alignment between pay and performance, incentive to drive shareholder value, and market competitiveness.
Strong pay for performance alignment
We target compensation around the median of the competitive market, with executives earning more or less than median, based on their experience, the performance of the Company and value delivered to Shareholders and their individual performance. Our core executive compensation program includes base salary, an annual cash incentive plan, and long-term equity awards. Both AIP and LTIP are administered under the Shareholder-approved 2010 Comprehensive Executive Compensation Plan, as amended and restated, March 9, 2021. Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward business growth, profitability, and relative TSR, balanced with productivity and risk and capital management.
Incentive compensation should drive long-term value creation and reward strong performance
The AIP performance goals are based on premiums and AIP adjusted operating income which drive long-term value and are metrics management can control. The LTIP performance goals are directly linked to multi-year growth and return measures to focus executives on value creation, with multiple metrics based on performance versus peers to focus on outperforming our peers.

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Significant portion of compensation should be “at risk” based on the Company’s performance and aligned with Shareholders’ interests
For 2022, 82% of the CEO’s target total pay (base salary, target annual incentive, and target long-term incentive) and in aggregate 60% of target total pay for all other NEOs is at risk, and is variable from year to year, and for the majority of the compensation, the level of payout is dependent on the Company’s performance. To encourage executive performance on a long-term basis, and to align executive interests with Shareholders’, the Committee grants equity awards with multi-year performance periods and multi-year vesting. In 2022, Ms. Zuraitis received approximately 55% of her target compensation in equity. With respect to the other NEOs, approximately 31% to 42% of their compensation was equity-based.
Compensation levels should be market competitive
The Committee sets total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the ability to decrease or increase compensation if warranted by performance and experience. To determine competitive pay levels, we use an established peer group of similarly-sized insurance companies. The Committee worked with CAP to select our peer insurance companies for 2022 (noted below), based upon assets under management and revenue. We supplement this information with survey market data from published sources including Equilar, Towers Watson, and Korn Ferry. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges. Annually, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on the peer group and survey data obtained.
The Committee does not seek to benchmark or set executive compensation at any specific level relative to the peer group. Instead, the Committee uses this information primarily as a general reference point to determine pay levels and forms of plan design that effectively recognize favorable executive performance and experience, and ensure executive retention. For 2022, CAP’s analysis demonstrated that overall core total direct compensation for Ms. Zuraitis was consistent with target pay positioning around the median of the market. Based on the data received, and CAP’s analysis, the Committee deliberates in executive session to determine its recommendation for approval by the Board. The other NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

2022 Peer Group
Ambac Financial Group, Inc.	Employers Holdings, Inc.	RLI Corporation
American Equity Investment Life Holding Co	Kemper Corporation	Selective Insurance Group, Inc.
American National Group	National Western Life Group, Inc.	The Hanover Insurance Group
Argo Group International Holdings, Ltd.	Primerica, Inc.	United Fire Group, Inc.
CNO Financial Group, Inc.	ProAssurance Corporation	White Mountains Insurance Group
For the 2023 the peer group, American National Group, which was taken private in May 2022, will be removed.

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Compensation Mix
Our NEOs’ annual compensation consists of base salary, and annual and long-term incentives. The targeted compensation mix of total direct compensation for the NEOs for 2022 is illustrated below. The mix of 2022 actual compensation varied as a result of actual incentives earned.
Base Salary
Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median for executives of similar companies in like positions. However, in recruiting new executives, we vary from these guidelines, when necessary, to attract desired talent. Additionally, an existing executive’s compensation may deviate from median due to experience, performance, responsibilities, compensation history, internal equity, or retention risk.
Salaries for the NEOs and other executive officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year and the annual performance review discussed under Annual Performance and Pay Review below. In 2022, all of the NEOs, with the exception of Mrs. Zuraitis, received base salary increases to move overall compensation closer to the market median. Base salary adjustments for 2022 are shown in the chart below.

Named Individual	2021 Annualized Salary ($)	2022 Annualized Salary ($)	Percent Increase
Marita Zuraitis	1,000,000	1,000,000	0.0%
Bret A. Conklin	500,000	525,000	5.0%
Matthew P. Sharpe	470,000	495,000	5.3%
Donald M. Carley	390,000	410,000	5.1%
Mark R. Desrochers	350,000	360,500	3.0%

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Annual Incentive Plan
Our AIP is a cash incentive plan, administered under the Comprehensive Executive Compensation Plan (CECP), and designed to drive and reward strong performance over a one-year period. Annually, the Committee establishes the performance objectives, threshold, target and maximum performance levels, and the related threshold, target and maximum AIP opportunities for each NEO, expressed as a percentage of base salary. In addition to the NEOs, the vast majority of our employees are eligible to participate in the annual incentive plan. Target incentive opportunity levels for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target.
For 2022, there were three performance measures, with 50% of the award based on company-wide AIP adjusted core earnings, and the remaining 50% divided equally among AIP adjusted return on equity (25%) and insurance premiums and contract charges earned (25%), as defined below and shown in the chart. This provides a balance between shareholder return and growth, while complementing the longer-term LTIP metrics, which focus on long-term shareholder value creation.
2022 Annual Incentive Plan Performance Measures
AIP Adjusted Core Earnings - Core earnings (GAAP net income after tax, excluding net investment gains and losses) adjusted for Property and Casualty catastrophe costs different than the annual Plan, Retirement and Life deferred acquisition costs unlocking and guaranteed minimum death benefit reserve due to capital gains and losses and market performance different than Plan, the impact on investment income of share repurchases different than Plan, debt structure/costs including debt retirement different than Plan, and inclusion of the portion of fixed indexed annuity costs that are reflected in net investment gains and losses.
AIP Adjusted Return on Equity - Company’s annual return (AIP adjusted core earnings) divided by the value of its total Shareholders’ equity (excluding the fair value adjustment for investments).
Insurance Premiums & Contract Charges Earned - The amount of ratably earned insurance premiums and contract charges from Horace Mann products.
The vast majority of employees, in addition to the NEOs, are eligible to participate in the annual incentive program with measures based on corporate objectives to promote alignment. The targets were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2022 (2022 Plan). The 2022 Plan was the basis of our 2022 earnings guidance, which was publicly disclosed in February 2022 in connection with the announcement of results for the year ended December 31, 2021. The Committee believes that tying the AIP to overall company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set.

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Each March, the Committee certifies performance and determines AIP payouts for the prior year. The Committee reserves the right to review performance and exercise discretion each year based on factors outside of management’s control. The Company’s 2022 Property & Casualty results were negatively impacted by unprecedented inflation on claim severities, which was well above historical levels/trends. In light of these extreme external pressures on the Company and the entire Property & Casualty industry as a whole, coupled with a highly competitive labor market, the Committee adjusted the 2022 AIP Adjusted Core Earnings and payout to partially offset the impact of the excessive claims and to reward employee performance. The Company’s effective integration of Madison National into the Company’s new Worksite Division was also a factor in the Committee’s decision. Based on these considerations, the Committee and the Board approved a 2022 AIP payout below target at 65%. The Committee believes this payout percentage is warranted as the entire organization performed well in light of the external factors as evidenced by our long-term incentive, which is based entirely on relative performance paying out above target. The Committee did not make any adjustments to the long-term incentive plan.

2022 AIP Measures (in $M)	Threshold	Target	Maximum	Actual	Results	Weighting	Payout
AIP Adjusted Core Earnings	136	151	167	133	0.0%	50%	0.0%
AIP Adjusted Return on Equity	8.5	9.5	10.5	8.6	57.0%	25%	14.3%
Insurance Premiums and Contract Charges Earned	1,037	1,053	1,074	1,029	0.0%	25%	0.0%
Total						100%	14.3%

Named Individual	2022 Target AIP Opportunity	2022 Actual AIP Payout ($)	2022 Actual AIP Payout as a % of Base Salary
Marita Zuraitis	145%	942,500	94.3%
Bret A. Conklin	60%	203,125	38.7%
Matthew P. Sharpe	60%	191,425	38.7%
Donald M. Carley	50%	132,167	32.2%
Mark R. Desrochers	40%	93,275	25.9%

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Long-term Incentive Plan
The intent of our LTIP is to focus executives on shareholder value and key strategic objectives, while promoting retention.
2022 LTIP Aggregate Target Opportunity
In setting the dollar values of the 2022 opportunities under the LTIP for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2022 target grant values for the NEOs were as follows:

Named Individual	2022 LTIP Target ($)
Marita Zuraitis	3,000,000
Bret A. Conklin	600,000
Matthew P. Sharpe	550,000
Donald M. Carley	350,000
Mark R. Desrochers	225,000
2022 LTIP Award Vehicles
For 2022, the LTIP is comprised of three vehicles, as illustrated in the chart: (1) performance-based RSUs; (2) service-vested RSUs; and (3) service-vested stock options.
Performance-based RSUs - Earned over a three-year period, based upon 100% Relative Measures. If any shares are earned at the end of the three-year performance period, the executive fully vests in the award
Service-vested RSUs - Vest ratably over three years
Stock options - Granted at fair market value with a 10 year life; options vest ratably over four years
Performance-based RSUs (PBRSUs)
The Committee believes that PBRSUs provide an effective vehicle for rewarding executives based on a three-year performance period. Each year, a new three-year period starts, partially overlapping the periods that started the prior two years. PBRSUs were granted on March 3, 2022 for the 2022-2024 performance period and comprise 50% of the 2022 LTIP opportunity. These RSUs will be earned and vested on January 1, 2025, if at all, based on the level of achievement. From the date of grant, PBRSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders, but the dividend equivalents are only paid on the corresponding shares that are earned. If no shares are earned, the dividend equivalents are forfeited. Earned dividend equivalents are converted into additional RSUs.

30%
50%
20%
Performance-based RSUs
Service-vested RSUs
Stock options

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As disclosed previously, starting in 2021, the PBRSUs that are earned for both outstanding and new awards are based upon 100% Relative Measures. The two Relative Measures (TSR and ROE) each account for 50% of the award. The Company believes utilizing all Relative Measures holds management accountable for the Company’s performance versus peers on TSR and ROE, which benefits our Shareholders. For in-flight awards that include the Absolute Measure, the payout of those awards are prorated to account for this change. The 2020-2022 PBRSUs exclude the Absolute Measure for 2021 and 2022. The proration is outlined in the following table:

Performance-Based RSUs (PBRSUs)
	Year 1	Year 2	Year 3
2020-2022	TSR, ROE & Premium Growth	TSR, ROE	TSR, ROE
2021-2023	TSR, ROE	TSR, ROE	TSR, ROE
2022-2024	TSR, ROE	TSR, ROE	TSR, ROE
As discussed in more detail in the “Commitment to transparency and dialogue around ESG topics” section, Horace Mann is committed to being a good corporate citizen and to having a positive impact on our stakeholders. Horace Mann demonstrates its commitment to operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays and the grants it gives in times of need.
For 2022, the Company incorporated an ESG modifier (+/- 10%) into the PBRSUs to hold designated key executives accountable for achieving our ESG initiatives utilizing a scorecard approach. The scorecard consists of key metrics for each component:
•Environment (25%) - focused on reducing its carbon footprint, as well as monitoring and managing climate change risks that affect our stakeholders
•Social (50%) - focused on the strategy and progress related to diversity, equity, and inclusion and enhancing employee engagement to make a positive social impact on America’s educational community, our employees, and the communities in which we live and work
•Governance (25%) - focused on board diversity, succession planning, and risk management policies and procedures to ensure a financially strong company that operates ethically
To ensure the company is progressing on these efforts, the Compensation Committee and Board receive regular updates related to the scorecard metrics.
Service-Vested RSUs
The Committee believes that service-vested RSUs assist in the retention of key executive talent. Service-vested RSUs were granted on March 9, 2022 and comprise 20% of the 2022 LTIP opportunity. Service-vested RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year from the grant date, and are subject to continued employment through the vesting date. From the date of the grant, the RSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional RSUs and vest when the underlying RSUs vest.
Stock Options
The Committee believes that non-qualified stock options (NQSOs) provide strong alignment with shareholder interests, as participants do not realize any value unless our stock price appreciates. They also promote retention. Stock options granted under the LTIP have an exercise price equal to the closing price of our Common Stock on the date of grant, vest ratably over a four-year period subject to continued employment on each vesting date and have a ten-year term. Stock options were granted on March 9, 2022 and comprise 30% of the 2022 LTIP opportunity. The number of options granted was determined using the Black-Scholes valuation method. For additional information regarding assumptions used for these valuations, see the Company’s 2022 Annual Report “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Upon exercise, Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 29

Timing of Equity Grants
The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The grant date is the date the applicable resolution as approved or a future date as otherwise specified in the resolution.
2022-2024 Performance-based RSUs
The Performance-based RSUs granted in 2022 have two equally weighted performance measures:
Relative TSR - TSR for the three-year period (from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/22) to the average price five trading days before and five trading days after the end of the measurement period (12/31/24) measured against a peer group of companies.
Relative Core Return on Equity - Average annual core earnings return (net income excluding net investment gains and losses) on average equity (excluding the fair value adjustment for investments) for the three-year period measured against a peer group of companies.
Prior Years PBRSU Grants
2021-2023 PBRSUs
The PBRSUs granted in 2021 will not mature until January 1, 2024. Since the applicable three-year performance period has not yet ended, actual performance against targets is not yet known. Additional information on these targets and actual performance will be provided at the end of the performance period.
2020-2022 PBRSUs
The performance-based RSUs granted in 2020 matured and vested as of January 1, 2023. The performance measures, targets and payout levels for the PBRSUs granted in 2020 are as follows:

2020-2022 Performance Measures	Threshold (2)	Target (2)	Maximum (2)	Weighting	Result	Weighting	Result
Relative (1) Measures
TSR (3)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	40%	36.2%	50%	45.3%
Core ROE (4)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	40%	50.2%	50%	62.8%
Absolute Measure
Total Revenue Growth (5)	2%	3%	4%	20%	22.2%
				Subtotal	108.7%	Subtotal	108.1%

				Proration 1/3	36.2%	Proration 2/3	72.1%

			Total	108.3%
(1) Peer group comprised of Russell 2000® Index insurance companies excluding brokerage, reinsurance, financial guarantee, and health companies.
(2) Threshold award (25th percentile) is 50% of target LTIP opportunity; Target award (50th percentile) is 100%; Maximum (90th percentile) is 200% of target. Awards for results between Threshold-Target and Target-Maximum are interpolated.
(3) TSR for the three-year period. Measured from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/20) to the average price five trading days before and five trading days after the end of the measurement period (12/31/22). Source: S&P Market Intelligence
(4) Average annual Core Earnings return (net income excluding net investment gains and losses) for the three-year performance period. Source: S&P Market Intelligence
(5) Total Revenue Growth is measured as the growth rate over the period from 12/31/2019 to 12/31/2020 for Written Premium Growth for HMN auto, property, supplemental, life, and Horace Mann General Agency and Total Retirement Sales (HMN annuity, RIA, and institutional platform deposits), and growth in record-keeping fee-based deposits.

30 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Additional Pay Practices
Stock Ownership & Holding Guidelines
Our Executive Officers are required to accumulate and maintain beneficial stock ownership – calculated as a percentage of base salary - as displayed in the table below:

Position	Stock Ownership Target %
CEO	500%
Executive Vice President	350%
Senior Vice President	200%
We use market value to measure the value of the shares we require our Executive Officers to hold based on a 12-month average stock price, which reduces volatility. For this purpose, we multiply the market value by the individual Executive Officer’s stock holding requirement and their base salary to establish their stock holding ownership.
The Executive Officers must satisfy stock ownership guidelines within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse, child, or trust. The following types of beneficial ownership are considered in determining stock ownership: direct ownership, existing shares held through the Horace Mann 401(k) Plan Company Stock investment option (closed to new investments as of April 1, 2020), and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership. Once an Executive Officer has satisfied their holding requirement, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not result in non-compliance on a subsequent determination date.
Beginning with stock option grants made in 2011, Executive Officers are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of 12 months after the date of exercise. As part of the overall review of the executive compensation program, the Committee reviewed the stock ownership guidelines for the Executive Officers, and determined they were appropriate and would be continued in 2022.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 31

As indicated in the following chart, all NEOs have met the requirement by the deadline.

Named Individual	Stock Ownership Target %	Stock Ownership Actual %	Stock Ownership(1)	Market Value(2) ($)
Marita Zuraitis	500%	1,522%	398,533	15,215,971
Bret A. Conklin	350%	659%	90,633	3,460,369
Matthew P. Sharpe	350%	662%	85,832	3,277,064
Donald M. Carley	350%	387%	41,534	1,585,753
Mark R. Desrochers	200%	258%	24,327	928,801
HMN Stock Price @ 12/31/2022 =	$37.37
HMN Yearly Average Stock Price @ 12/31/2022 =	$38.18
(1) Represents share ownership as of 12/31/2022
(2) Represents 12-month average market value
Minimum Vesting Period
In 2017, through an amendment approved by the Board, the Company updated the CECP to reflect a minimum vesting period of one year for all equity grants. No portion of any equity grant, including Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, will become vested before the first anniversary of the grant date except in the cases of death or disability.

32 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Annual Performance and Pay Review
To further reinforce a performance-based culture and the tie between company results and compensation, the Committee reviews each Executive Officer’s performance annually, coinciding with the review of corporate performance results. Each Executive Officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity at this review. The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent.
Risk Assessment
Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel reviews, an annual risk analysis of the compensation plans and incentive metrics. Our executive compensation program requires that a substantial portion of each Executive Officer’s compensation be contingent on delivering performance results. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe. The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.
Succession Planning Process
To mitigate enterprise risk and leadership gaps, the Committee oversees and monitors the Company’s succession planning process on at least an annual basis. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term, if necessary. The Company’s succession plan is also reviewed by the full Board annually.
Minimal Use of Employment Agreements
Standard practice for the Company is to not have any individual employment agreements with any Executive Officer and intends to continue to minimize their use, while recognizing that in isolated situations an agreement may be needed for succession planning, attraction and retention of key executive talent.
Executive Severance and Change in Control Plans
To maintain market competitiveness and allow for the successful recruitment of key executives, the Company maintains the Horace Mann Service Corporation Executive Severance Plan (Executive Severance Plan) and the Horace Mann Service Corporation Executive Change in Control Plan (CIC Plan). The Executive Severance Plan provides benefits due to loss of position with or without a change in control. The CIC Plan is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation, and serve to ensure a more stable transition if a corporate transaction were to occur. The CIC Plan provides for benefits only in the event of the loss of position following a change in control (double trigger), as defined in the CIC Plan. Participants in the CIC Plan are designated by position. This plan does not have tax gross-up provisions. The CIC Plan does not permit duplicate benefits under the Executive Severance Plan.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 33

The multiple is based on the sum of salary plus target annual incentive, payable in the form of salary continuation (for the Executive Severance Plan), and payable in a lump sum (for the CIC Plan), based on the following table:

	Multiple
Named Individual	Executive Severance	Change In Control
Marita Zuraitis	2.0	2.5
Bret A. Conklin	1.5	2.0
Matthew P. Sharpe	1.5	2.0
Donald M. Carley	1.5	2.0
Mark R. Desrochers	1.0	N/A
Retirement Plans
The NEOs participate in our Horace Mann 401(k) Plan and a nonqualified supplemental defined contribution plan designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of certain limitations imposed by the Internal Revenue Code (IRC). Each of these two plans includes a company contribution. The amounts contributed for each NEO are included in the Summary Compensation Table. These types of plans are customarily offered within our industry. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999 and all of our NEOs were hired after that date.
Deferred Compensation
Prior to 2009, the LTIP permitted certain elective deferrals. Pre-2009 account balances are maintained in notional deferred Common Stock equivalent units, which accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional deferred Common Stock equivalent units. Mr. Conklin is the only NEO with an account balance under this arrangement.
Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The Company sponsors an unfunded nonqualified supplemental defined contribution plan, the Nonqualified Supplemental Defined Contribution Plan (NQDCP), which covers only the base salary compensation in excess of the IRC Section 401(a)(17) limit, which in 2022 was $305,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the IRC Section 401(a)(17) limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the stable value fund available as an investment option under the qualified plan sponsored by the Company for all employees.
The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of long-term incentive cash compensation prior to 2009 when cash was a component of the LTIP. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Conklin were hired after 2009 and do not have an account in the plan.
Clawbacks
The Committee believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. As a further step to support that belief, the Committee has determined that all Executive Officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, under the CECP, the Company is entitled to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. The Company is reviewing our clawback policy and will revise, as needed, to comply with recent regulatory guidance effective by January 2024. In addition, if other changes are made in future applicable legislative or regulatory guidance, the Company will modify the current clawback provisions to comply.

34 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Hedging, Pledging Prohibitions
The Board, NEOs and other Executive Officers are prohibited from engaging in hedging transactions or from pledging their shares of our Common Stock. Any employee granted shares by the Company is prohibited from engaging in hedging transactions. No other employees are subject to hedging or pledging prohibitions.
Perquisites and Personal Benefits
The only perquisites we provide are financial planning services and access to an executive physical program, both of which are commonly provided among our peer companies. Due to COVID-19 safety precautions, we provide our CEO with the use of a charter jet service. Please see the Summary Compensation Table for further details. Our NEOs do not receive other personal benefits.
Tax Implications
Favorable tax treatment of the various elements of the Company’s total compensation program is an important, but not the sole consideration in the design of the compensation program. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to $1 million annually for any individual identified as a Covered Employee (CEO, CFO and the three other most highly compensated Executive Officers) for the year and any other individual who was a Covered Employee in a previous year (but not earlier than 2017). The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses under the limits imposed by Section 162(m).

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 35

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation of the Company’s CEO, CFO, and the three other most highly compensated executive officers during 2022, 2021, and 2020.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Marita Zuraitis President & Chief Executive Officer	2022	1,000,000	—	2,100,000	900,000	942,500	139,205	5,081,705
	2021	995,833	—	1,890,000	810,000	2,276,266	146,877	6,118,977
	2020	967,500	—	1,540,000	660,000	2,182,912	65,564	5,415,976
Bret A. Conklin Executive Vice President & Chief Financial Officer	2022	520,833	—	420,000	180,000	203,125	36,892	1,360,850
	2021	491,667	—	420,000	180,000	518,699	39,604	1,649,970
	2020	441,667	—	385,000	165,000	498,253	20,654	1,510,574
Matthew P. Sharpe Executive Vice President, Supplemental & Group Benefits and Corporate Strategy	2022	490,833	—	420,000	180,000	191,425	47,045	1,329,303
	2021	466,667	—	385,000	165,000	492,324	70,700	1,579,691
	2020	445,833	—	385,000	165,000	502,953	38,091	1,536,877
Donald M. Carley Executive Vice President & General Counsel	2022	406,667	—	280,000	120,000	132,167	38,601	977,435
	2021	387,500	—	262,500	112,500	340,671	50,473	1,153,644
	2020	369,167	—	245,000	105,000	347,054	39,706	1,105,927
Mark R. Desrochers Senior Vice President, Property & Casualty and Chief Corporate Actuary	2022	358,750	—	225,000	—	93,275	37,672	714,697
	2021	350,000	—	200,000	—	246,162	17,396	813,558
	2020	356,000	—	175,000	—	267,740	26,100	824,840
(1) Represents each NEO’s actual base salary earnings as of December 31, 2022, 2021 and 2020, respectively.
(2) Represents the grant date fair value of service-based and performance-based RSUs granted in 2022, 2021, and 2020. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results.
(3) Represents the grant date fair value of $8.51 per share for stock options granted on March 9, 2022, the grant date fair value of $7.73 per share for stock options granted on March 3, 2021, and the grant date fair value of $6.02 per share for stock options granted on March 4, 2020.
(4) Represents the cash payout for the AIP earned in each year.
(5) Components of All Other Compensation are set forth on the following page.

36 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Detail of All Other Compensation
The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs in 2022.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation	Company Contributions to Defined Contribution Plans ($)	Total ($)
Marita Zuraitis President and Chief Executive Officer	73,930	0	65,275	139,205
Bret A Conklin Executive Vice President and Chief Financial Officer	0	0	36,892	36,892
Matthew P. Sharpe Executive Vice President, Supplemental & Group Benefits and Corporate Strategy	18,405	0	28,640	47,045
Donald M. Carley Executive Vice President & General Counsel	18,405	0	20,196	38,601
Mark R. Desrochers Senior Vice President, Property & Casualty and Chief Corporate Actuary	0	0	37,672	37,672
(1) Includes the use of a financial planning service to help minimize distractions and help ensure appropriate focus on their Company responsibilities and a chartered jet service for the CEO ($55,525).
Pay Versus Performance
The following table sets forth information regarding the relationship between compensation of the Company’s Principal Executive Officer (PEO) and its non-PEO named executive officers, the total shareholder return of the Company and its peer group and the Company’s AIP adjusted core earnings during 2022, 2021 and 2020.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1) (3)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income/(Loss) (6)	AIP Adjusted Core Earnings (7)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4) (5)
2022	5,081,705	5,124,209	1,095,571	1,099,614	94.31	144.86	(2.60)	133.00
2021	6,118,977	5,555,002	1,299,216	1,197,525	94.37	131.54	142.80	161.70
2020	5,415,976	5,978,424	1,395,125	1,509,021	99.37	99.56	133.30	165.20
(1) Represents the total compensation for our PEO, Ms. Zuraitis, and the average total compensation for our non-PEO NEOs from the Summary Compensation Table for 2022, 2021 and 2020.
(2) Represents the total compensation from the Summary Compensation Table for our PEO and the average total compensation for our non-PEO NEOs during 2022, 2021 and 2020 as adjusted to reflect changes in the fair value of outstanding stock and option awards in accordance with Item 402(v) of Regulation S-K.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 37

Reconciliation of Summary Compensation Table and Compensation Actually Paid		2022		2021		2020
		PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table		5,081,705	1,095,571	6,118,977	1,299,216	5,415,976	1,395,125
'- Stock and Option Awards (a)		(3,000,000)	(456,250)	(2,700,000)	(431,250)	(2,200,000)	(475,000)
Equity Award Adjustments (b)	+ Year End Fair Value of Equity Awards Granted in the Applicable Year	3,013,866	458,634	2,605,028	416,695	2,579,334	556,967
	+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year End	(290,878)	(52,691)	(605,669)	(111,510)	258,548	40,623
	+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	160,589	27,426	(13,771)	(2,725)	(221,493)	(40,217)
	+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	158,927	26,924	150,437	27,099	146,060	31,523
Compensation Actually Paid		5,124,209	1,099,614	5,555,002	1,197,525	5,978,424	1,509,021
(a) Represents the aggregate grant date fair value of all equity awards in the Stock Awards and Stock Option Awards columns in the Summary Compensation Table for the applicable year.
(b) Represents the equity award adjustments which include: the year-end fair value of any stock and option awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; the amount of the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any stock or option awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year; for stock and option awards granted in prior years that vest in the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and the dollar value of any dividends or other earnings paid on stock awards in the covered fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such stock award or included in any other component of total compensation for the covered fiscal year.
(3) Our non-PEO NEOs include the following individuals for each year: for 2022, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers; for 2021, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers; and for 2020, Mr. Conklin, Mr. Sharpe, Mr. Rugenstein, and Mr. Carley.
(4) Total Shareholder Return for each fiscal year is based on a $100 common equity investment at the close of December 31, 2019 measuring through and including the end of the applicable year.
(5) Represents the Total Shareholder Return for S&P 500 Insurance Industry peer group.
(6) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. Result is rounded to the nearest million dollars.
(7) Represents the most important financial performance measure not otherwise reported in the above table that is used by the Company to link actual compensation paid during the most recent fiscal year to the Company’s performance, as required pursuant to Item 402(v) of Regulation S-K. The Company-selected measure is AIP adjusted core earnings, which is the Company’s net income calculated in accordance with GAAP adjusted to exclude the items described in the CD&A. Result is rounded to the nearest million dollars.

38 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

The Compensation Committee considers the following financial measures to be the most important in aligning the long- and short-term incentive compensation of our PEO and other named executive officers with performance:
•AIP adjusted core earnings
•AIP adjusted return on equity
•Total shareholder return
•Insurance premiums and contract charges earned

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 39

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculate a ratio of total pay for our CEO compared to total pay for our median employee (CEO Pay Ratio). To identify our median employee, we use total cash at target (annualized base salary as of 12/31/2022 plus annual bonus target), as we believe this is the most representative measure of annual compensation for our broader employee population.
Once the median employee is identified, we compile the same pay elements for the median employee that we do for the NEOs as displayed in the Summary Compensation Table. We then compare total pay of our CEO (as displayed in the Total $ column of the Summary Compensation Table) to total pay of our median employee.
The following table sets forth information regarding CEO Pay Ratio.

	Total Pay ($)	Pay Ratio
Chief Executive Officer	5,081,705	77:1
Median Employee	66,093

40 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

 Grants of Plan Based Awards
The following table sets forth information concerning the grant of the 2022 Annual Incentive and the grant of the 2022 Long-term Incentive for the 2022 – 2024 performance period. Actual payouts under the 2022 AIP are included in the Summary Compensation Table. Payouts for the 2022 Long-term incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2022 – 2024 performance period.

Named Individual	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($) (5)
		Incentive Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	725,000	1,450,000	2,900,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	18,121	36,241	72,482	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	14,499	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	105,796	$41.39	900,000
Bret A. Conklin		AIP	156,250	312,500	625,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	3,625	7,249	14,498	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,901	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	21,160	$41.39	180,000
Matthew P. Sharpe		AIP	147,250	294,500	589,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	3,625	7,249	14,498	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,901	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	21,160	$41.39	180,000
Donald M. Carley		AIP	101,667	203,333	406,667	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	2,417	4,833	9,666	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,935	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	14,108	$41.39	120,000
Mark R. Desrochers		AIP	71,750	143,500	287,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	1,360	2,719	5,438	N/A	N/A	N/A	N/A
	3/9/2022	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,721	N/A	N/A	N/A
N/A - Not applicable
(1) Represents performance-based 2022 Annual Incentive.
(2) Represents the performance-based portion of the 2022 Long-term Incentive grant.
(3) Represents the service-based RSU portion of the 2022 Long-term Incentive grant.
(4) Represents the stock option portion of the 2022 Long-term Incentive grant.
(5) Totals equate to each NEO’s 2022 Long-term Incentive amount. The fair value of stock options was determined using the Black-Scholes model.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 41

 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding the exercisable and unexercisable stock options, as well as the unvested RSUs held by each NEO at December 31, 2022.

Named Individual	Option Awards						Stock Awards (Restricted Stock Units)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Marita Zuraitis	33,296	0	0	28.88	03/05/14	03/05/24	28,556	1,067,138	102,363	3,825,305
	29,596	0	0	32.35	03/04/15	03/04/25
	83,916	0	0	31.01	03/09/16	03/09/26
	70,424	0	0	41.95	03/07/17	03/07/27
	71,532	0	0	42.95	03/06/18	03/06/28
	70,317	23,439	0	38.99	03/05/19	03/05/29
	54,824	54,824	0	41.83	03/04/20	03/04/30
	26,181	78,543	0	40.10	03/03/21	03/03/31
	0	105,796	0	41.39	03/09/22	03/09/32
Bret A. Conklin	5,828	0	0	28.88	03/05/14	03/05/24	6,123	228,817	22,722	849,121
	4,712	0	0	32.35	03/04/15	03/04/25
	10,492	0	0	31.01	03/09/16	03/09/26
	8,180	0	0	41.95	03/07/17	03/07/27
	13,676	0	0	42.95	03/06/18	03/06/28
	16,227	5,409	0	38.99	03/05/19	03/05/29
	13,706	13,706	0	41.83	03/04/20	03/04/30
	5,818	17,454	0	40.10	03/03/21	03/03/31
	0	21,160	0	41.39	03/09/22	03/09/32
Matthew P. Sharpe	25,672	0	0	41.95	03/07/17	03/07/27	5,945	222,165	22,056	824,233
	23,144	0	0	42.95	03/06/18	03/06/28
	19,833	6,611	0	38.99	03/05/19	03/05/29
	13,706	13,706	0	41.83	03/04/20	03/04/30
	5,333	15,999	0	40.10	03/03/21	03/03/31
	0	21,160	0	41.39	03/09/22	03/09/32
Donald M. Carley	14,988	0	0	31.01	03/09/16	03/09/26	3,965	148,172	14,596	545,453
	12,952	0	0	41.95	03/07/17	03/07/27
	11,572	0	0	42.95	03/06/18	03/06/28
	10,818	3,606	0	38.99	03/05/19	03/05/29
	8,722	8,722	0	41.83	03/04/20	03/04/30
	3,637	10,911	0	40.10	03/03/21	03/03/31
	0	14,108	0	41.39	03/09/22	03/09/32
Mark R. Desrochers	8,992	0	0	31.01	03/09/16	03/09/26	5,380	201,051	7,777	290,626
	7,044	0	0	41.95	03/07/17	03/07/27
	6,312	0	0	42.95	03/06/18	03/06/28
	5,409	1,803	0	38.99	03/05/19	03/05/29
(1) Long-term Incentive stock option grants are service-based and all exercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.
(2) Represents the unvested service-based RSUs granted in 2020, 2021, and 2022.
(3) Represents the value of the RSUs based on the closing price of our Common Stock ($37.37) at December 31, 2022.
(4) The performance-based RSUs granted in 2020 will not be earned until the end of the 2020-2022 performance period. RSUs earned at the end of the performance period will vest 100% in 2023. The performance-based RSUs granted in 2021 will not be earned until the end of the 2021-2023 performance period. RSUs earned at the end of the performance period will vest 100% in 2024. The performance-based RSUs granted in 2022 will not be earned until the end of the 2022-2024 performance period. RSUs earned at the end of the performance period will vest 100% in 2025.

42 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

 Option Exercises and Stock Vesting
The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2022.

Named Individual	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Marita Zuraitis	0	0	43,461	1,798,003
Bret A. Conklin	0	0	10,064	416,335
Matthew P. Sharpe	0	0	11,782	487,399
Donald M. Carley	0	0	6,641	274,729
Mark R. Desrochers	0	0	4,304	178,046
(1) The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.
Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and the nonqualified deferred compensation plan as of December 31, 2022.

Named Individual	Account Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Marita Zuraitis	NQDCP Account	0	34,750	4,048	274,648
	Deferred Compensation Account	0	0	0	0
Bret A. Conklin	NQDCP Account	0	10,792	676	50,623
	Deferred Compensation Account	0	0	(592)	395,915
Matthew P. Sharpe	NQDCP Account	0	9,292	1,069	74,369
	Deferred Compensation Account	0	0	0	0
Donald M. Carley	NQDCP Account	0	5,083	287	22,398
	Deferred Compensation Account	0	0	0	0
Mark R. Desrochers	NQDCP Account	0	2,688	162	12,651
	Deferred Compensation Account	0	0	0	0
(1) Represents the 2022 NQDCP registrant Company contributions. These contributions are included in the All Other Compensation column of the Summary Compensation Table for 2022.
(2) Represents (a) the gains/losses in the NQDCP in 2022 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2021 to December 31, 2022, each excluding contributions reflected in the first two columns.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 43

 Illustration of Potential Payments upon Termination or Change in Control
The following table presents the estimated payments and benefits that would have been payable as of the end of 2022 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.
Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2022, the last business day of 2022, using the closing price of our Common Stock on that date ($37.37). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Estimated Payments ($) Assuming Termination as of December 31, 2022 (1)(2)(4)
Name & Benefits	Disability or Death	For Cause	Voluntary	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	4,900,000	6,125,000
AIP	1,450,000	0	0	1,450,000	1,450,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	3,278,899	0	0	0	4,603,535
Health and Welfare	0	0	0	25,563	25,563
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	4,728,899	0	0	6,375,563	12,204,098
Bret A. Conklin
Cash Severance	0	0	0	1,260,000	1,680,000
AIP	315,000	0	0	315,000	315,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	737,679	0	0	0	1,011,979
Health and Welfare	0	0	0	37,536	37,536
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,052,679	0	0	1,612,536	3,044,516
Matthew P. Sharpe
Cash Severance	0	0	0	1,188,000	1,584,000
AIP	297,000	0	0	297,000	297,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	715,951	0	0	0	982,457
Health and Welfare	0	0	0	37,772	37,772
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,012,951	0	0	1,522,772	2,901,230
Donald M. Carley
Cash Severance	0	0	0	922,500	1,230,000
AIP	205,000	0	0	205,000	205,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	472,530	0	0	0	651,508
Health and Welfare	0	0	0	37,536	37,536
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	-255,338
TOTAL	677,531	0	0	1,165,036	1,868,707
Mark R. Desrochers
Cash Severance	0	0	0	504,700	504,700
AIP	144,200	0	0	144,200	144,200
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	363,956	0	0	0	462,940
Health and Welfare	0	0	0	25,182	25,182
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	508,155	0	0	674,082	1,137,021
N/A – Not applicable
(1) All AIP and LTI earned payouts are assumed to be at target.
(2) As of December 31, 2022, Bret A. Conklin and Matthew P. Sharpe are the only NEO’s who are retirement eligible.
(3) Benefit reduction to avoid the imposition of a “golden parachute” tax.
(4) The amounts reflected for Pro Rata Short-Term (Annual) Incentive Compensation represent the entire value of the estimated liability at target, even though the actual value has also been disclosed in the Summary Compensation Table within this Proxy Statement as earned in 2022.

44 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

 Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
MARK E. KONEN, Chairman
BEVERLEY J. MCCLURE and H. WADE REECE, Members
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the Horace Mann 401(k) plan):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	1,194,352	39.41
Restricted Stock Units (2)	816,759
Subtotal	2,011,111		0
Deferred Compensation Plan for Directors (2) & Employees (3)	27,809		0
Subtotal	2,038,920		1,998,249

Total:	2,038,920		1,998,249
(1) Includes grants under the CECP.
(2) No exercise price is associated with the shares of Common Stock issuable under these rights.
(3) The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of deferred cash RSUs, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, deferred cash RSUs are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 69 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of deferred cash RSUs but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the Compensation Discussion and Analysis.
(4) Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” award that is granted.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 45

Executive Officers
The following provides biographical information, as of March 15, 2023, with respect to the Executive Officers of the Company and its subsidiaries who are not Directors of the Company (Marita Zuraitis, President and Chief Executive Officer, is a Director and is discussed under Board Nominees).
Bret A. Conklin, 59
Executive Vice President and Chief Financial Officer
Mr. Conklin was appointed to his present position of Executive Vice President and Chief Financial Officer in April 2017. He joined the Company as Senior Vice President and Controller in January 2002. He is responsible for the Company’s financial and capital management, as well as for its financial reporting functions. Previously, Mr. Conklin served as Vice President of Kemper Insurance from 2000 to 2002, where he was responsible for all corporate financial reporting and accounting operations. Before that, he was Vice President and Controller of the Company from 1998 through 2000, and Vice President and Controller of Pekin Insurance from 1992 through 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 35 years of experience in the insurance industry.
Donald M. Carley, 55
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Mr. Carley was appointed to his present position as Executive Vice President in November 2019. He joined the Company in January 2016 as General Counsel. He assumed the additional responsibilities of Corporate Secretary and Chief Compliance Officer in May 2016 and was appointed Senior Vice President in November 2016. Mr. Carley previously served as Associate General Counsel at State Farm Mutual Automobile Insurance Company, an insurance provider, since 2008. Prior to that, he spent 10 years in private practice at Sonnenschein Nath & Rosenthal LLP (now known as Dentons US LLP), most recently as partner of the firm. Mr. Carley has over 30 years of private practice and corporate experience with a focus on insurance industry litigation, legislative, regulatory, claims and operational issues.
Matthew P. Sharpe, 61
Executive Vice President, Supplemental & Group Benefits and Corporate Strategy
Mr. Sharpe was appointed to his present position as Executive Vice President, Supplemental & Group Benefits and Corporate Strategy in November 2021 to lead the newly formed Supplemental & Group Benefits division of the Company. Prior to that, he served as Executive Vice President, Distribution and Business Strategy from November 2019 to November 2021. He took on the Business Strategy role in November 2017 after modernizing our Life & Retirement suite and infrastructure as Executive Vice President, Life & Retirement, a position he held since joining the Company in January 2012. Prior to joining the Company, Mr. Sharpe was with Genworth Financial, Inc. from 1999 to 2011, where he most recently served as Senior Vice President. During his tenure at Genworth, he gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has over 35 years of experience in the insurance and financial services industry.
Mark R. Desrochers, 54
Senior Vice President, Property & Casualty and Chief Corporate Actuary
Mr. Desrochers was appointed to his present position of Senior Vice President, Property & Casualty in April 2020. He joined the Company as Chief Corporate Actuary in February 2015. Prior to joining the Company, he served as President of the Personal Lines business unit at The Hanover Insurance Group from 2008 to 2014. Mr. Desrochers has over 30 years of experience in the property and casualty insurance industry, primarily in personal lines.

46 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Stephanie A. Fulks, 53
Senior Vice President and Chief Information Officer
Ms. Fulks was appointed to her present position as Chief Information Officer in May 2021. She was appointed Senior Vice President in November 2019 and served as Chief Solutions Delivery Officer from June 2017 to November 2019. She joined the Company as Vice President in June 2014. Prior to joining the Company, Ms. Fulks was with American International Group from 1993 to 2014 where she most recently served as Vice President, Information Technology. Ms. Fulks has over 25 years of experience in the insurance and financial services industry.
Kimberly A. Johnson, 56
Senior Vice President and Controller
Ms. Johnson was appointed to her present position as Senior Vice President in November 2019. She joined the Company in 2002 as Assistant Controller and was appointed Vice President and Controller in April 2017. Prior to joining the Company, she was with MSI Insurance from 1991 to 2002 where she held multiple positions, including Vice President and Controller, responsible for financial planning and all property and casualty accounting and reporting functions. Ms. Johnson has over 30 years of experience in the insurance industry.
Jennifer E. Thayer, 47
Senior Vice President and Chief Human Resources Officer
Ms. Thayer was appointed to her present position of Chief Human Resources Officer in March 2020 and was appointed Senior Vice President in October 2020. She joined the Company as Vice President, Executive Compensation and Benefits in October 2017. Prior to joining the Company, she was with COUNTRY Financial, a multi-line mutual insurance carrier, from 1998 to 2017 where she most recently served as Director, Total Rewards. During her tenure at COUNTRY Financial, she held various positions of increasing responsibility in both Finance and Human Resources. Ms. Thayer has 25 years of experience in the insurance and financial services industry.
Michael B. Weckenbrock, 41
Senior Vice President, Life & Retirement
Mr. Weckenbrock was appointed to his present position of Senior Vice President, Life & Retirement in October 2019. He joined the Company as Vice President, Life & Retirement in March 2018. Prior to joining the Company, he held senior positions at Ameritas Life Insurance Corp., a finance and insurance company, including Vice President, Retirement Plans from 2014 to 2018, Chief Compliance Officer from 2012 to 2014 and Counsel from 2008 to 2017. During his tenure at Ameritas, he gained extensive experience leading sales, product and business development, as well as legal and compliance teams. Mr. Weckenbrock has over 15 years of experience in the insurance and financial services industry.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and NEOs, and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2023. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 47

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	5,980,908	14.6%
The Vanguard Group, Inc. (2)	5,139,138	12.6%
Dimensional Fund Advisors LP (3)	3,144,985	7.7%
EARNEST Partners, LLC (4)	3,051,469	7.5%
Franklin Mutual Advisers, LLC (5)	2,651,633	6.5%
Directors, Board Nominees and Executive Officers
Thomas A. Bradley	12,796	*
Mark S. Casady (6)	9,443	*
Daniel A. Domenech (7)	29,084	*
Victor P. Fetter	0	*
Perry G. Hines (8)	11,901	*
Mark Konen (9)	9,443	*
Beverley J. McClure (10)	20,463	*
H. Wade Reece (11)	26,132	*
Aaliyah A. Samuel, EdD	0	*
Elaine A. Sarsynski	2,894	*
Marita Zuraitis (12)	856,249	2.1%
Bret A. Conklin (13)	175,114	*
Matthew P. Sharpe (14)	176,926	*
Donald M. Carley (15)	107,740	*
Mark R. Desrochers (16)	45,829	*
All Directors and Executive Officers as a group (17 persons)(17)	1,536,986	3.6%
*  Less than 1%
(1) BlackRock has a principal place of business at 55 East 52nd Street, New York, New York 10055. BlackRock has sole voting power with respect to 5,907,966 shares and sole investment power with respect to 5,980,908 shares. The foregoing is based on Amendment No. 16 to Schedule 13G filed by BlackRock on January 26, 2023.
(2) The Vanguard Group, Inc. (Vanguard) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole investment power with respect to 5,061,586 shares, shared voting power with respect to 36,246 shares and shared investment power with respect to 77,552 shares. The foregoing is based on Amendment No. 12 to Schedule 13G filed by Vanguard on February 9, 2023.
(3) Dimensional Fund Advisors LP (Dimensional) has a principal place of business at 6300 Bee Cave Road, Building One, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,096,762 shares and sole investment power with respect to 3,144,985 shares. Dimensional serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (Funds) and may possess voting and/or investment power over securities owned by the Funds. The securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 17 to Schedule 13G filed by Dimensional on February 10, 2023.
(4) EARNEST Partners, LLC (EARNEST) has a principal place of business at 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. EARNEST has sole voting power with respect to 2,350,719 shares and sole investment power with respect to 3,051,469 shares. The foregoing is based on Amendment No. 2 to Schedule 13G filed by EARNEST on February 14, 2023.
(5) Franklin Mutual Advisers, LLC (Franklin) has a principal place of business at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin has sole investment power with respect to 2,651,633 shares and sole voting power with respect to 2,512,530. The foregoing is based on Amendment No. 4 to Schedule 13G filed by Franklin on January 31, 2023.
(6) Consists entirely of 9,443 vested share-based RSUs pursuant to the CECP.
(7) Consists entirely of 7,559 deferred cash RSUs and 21,525 vested share-based RSUs pursuant to the CECP.
(8) Consists entirely of 11,901 vested share-based RSUs pursuant to the CECP.
(9) Consists entirely of 9,443 vested share-based RSUs pursuant to the CECP.

48 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

(10) Includes 11,901 vested share-based RSUs pursuant to the CECP.
(11) Consists entirely of 7,813 deferred cash RSUs and 18,319 vested share-based RSUs pursuant to the CECP.
(12) Includes 543,567 vested stock options and 236,574 vested share-based RSUs pursuant to the CECP.
(13) Includes 102,009 vested stock options, 10,594 deferred cash RSUs and 44,385 vested share-based RSUs pursuant to the CECP.
(14) Includes 111,775 vested stock options and 65,088 vested share-based RSUs pursuant to the CECP.
(15) Includes 77,820 vested stock options and 15,522 vested share-based RSUs pursuant to the CECP.
(16) Includes 29,560 vested stock options and 5,099 vested share-based RSUs pursuant to the CECP.
(17) Includes 873,747 vested stock options, 25,967 deferred cash RSUs and 479,501 vested share-based RSUs pursuant to the CECP.
Proposal No. 4 - Ratification of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.
KPMG LLP has been the Company’s independent registered public accounting firm for the past 30 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2023. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result, but may nonetheless appoint KPMG LLP if it determines doing so to be in the best interest of the Company and Shareholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to participate in the Annual Meeting and will be available to respond to appropriate questions.
The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2023.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 49

Report of the Audit Committee
Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2022.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
THOMAS A. BRADLEY, Chairman
PERRY G. HINES and MARK E. KONEN, Members

50 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

The Company’s Independent Registered Public Accounting Firm
The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2023 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2022.
Fees of KPMG LLP
KPMG LLP fees for the years ended December 31, 2022 and 2021 were as follows:

Fees ($)	2022	2021
Audit Fees(1)	4,412,200	3,872,300
Audit-Related Fees(2)	0	113,100
Tax Fees	0	0
All Other Fees(3)	0	430,300
(1) Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and 2021, the audit of the Company’s internal control over financial reporting as of December 31, 2022 and 2021, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2022 and 2021 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2022 and 2021.
(2) Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2022 and 2021, exclusive of the fees disclosed under “Audit Fees”. In 2021, KPMG LLP audited the Company’s employee benefits plans.
(3) For the year ended December 31, 2022, represents the aggregate fees billed for all other services exclusive of the fees disclosed above relating to audit, audit-related and tax services rendered by KPMG LLP, which were none. For the year ended December 31, 2021, represents the aggregate fees billed for merger and acquisition due diligence services rendered by KPMG LLP.
Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee pre-approved all of the above listed expenses.

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 51

2023 Proxy Statement | Other Matters
Delivery of Proxy Materials
Electronic Access to Proxy Materials and Annual Report
We are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report on Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.
Shareholders also can elect to receive an email that will provide a link to the Proxy Materials online. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you and help preserve environmental resources. Shareholders who enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.
Copies of Annual Report on Form 10-K
The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois, 62715-0001.
The Company also will furnish, upon request to the Investor Relations address above, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free through the Company’s website, horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.
Eliminating Duplicative Proxy Materials
If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more Shareholders reside unless contrary instructions have been received from you.
This procedure, referred to as householding, reduces the volume of duplicate materials Shareholders receive and helps preserve environmental resources. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution, Broadridge Financial Solutions, Inc., at 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois, 62715-0001 or 217-789-2500.

52 2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Submitting Shareholder Proposals for the 2024 Annual Meeting of Shareholders
Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2024 must be received in writing by the Corporate Secretary at Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001, not later than the close of business on December 7, 2023 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2024 Annual Meeting of Shareholders. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and Form of Proxy.
If a Shareholder intends to present any proposal at the 2024 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. In addition to satisfying the deadline in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than March 25, 2024 (or, if the 2024 Annual Meeting of Shareholders is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than the close of business on the later of 60 calendar days prior to the 2024 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the 2024 Annual Meeting of Shareholders is first made by the Company).

Horace Mann Educators Corporation	2023 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 53

Horace Mann

HORACE MANN EDUCATORS CORPORATION
1 HORACE MANN PLAZA
SPRINGFIELD, IL 62715-0001

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2023 for shares held directly and by 11:59 P.M. ET on May 21, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HMN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2023 for shares held directly and by 11:59 P.M. ET on May 21, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04612-P88223

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORACE MANN EDUCATORS CORPORATION

The Board of Directors recommends you vote FOR the following Director nominees in proposal 1:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Thomas A. Bradley	☐	☐	☐
1b. Victor P. Fetter	☐	☐	☐
1c. Perry G. Hines	☐	☐	☐
1d. Mark E. Konen	☐	☐	☐
1e. Beverley J. McClure	☐	☐	☐
1f. H. Wade Reece	☐	☐	☐
1g. Aaliyah A. Samuel, EdD	☐	☐	☐
1h. Elaine A. Sarsynski	☐	☐	☐
1i. Marita Zuraitis	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	For	Against	Abstain
2. Approve the advisory resolution to approve Named Executive Officers' compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 Year	2 Years	3 Years	Abstain
3. Provide an advisory vote on the frequency of the future advisory votes on Named Executive Officers' compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	For	Against	Abstain
4. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the company's auditors for the year ending December 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10K are available at www.proxyvote.com.

V04613-P88223

HORACE MANN EDUCATORS CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2023

The undersigned shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints H. Wade Reece and Marita Zuraitis, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held virtually at www.virtualshareholdermeeting.com/HMN2023 on May 24, 2023 at 9:00 a.m. Central Daylight Saving Time, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side and in their discretion upon such other matters as may properly come before the Meeting and any adjournments or postponements thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR ON PROPOSAL 3, FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE OR FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE).

Continued and to be signed on reverse side